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Exhibit 2.2

*** [Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.
The omissions have been indicated with asterisks ("***"), and the omitted text has been filed separately with the Commission.]

ASSET PURCHASE AGREEMENT

among

JANSSEN PHARMACEUTICALS, INC.,

VALEANT INTERNATIONAL (BARBADOS) SRL

VALEANT PHARMACEUTICALS NORTH AMERICA LLC

and,

solely for the purposes set forth herein,

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

DATED AS OF JULY 15, 2011

i

SCHEDULES

1(a)	Products
1.1(a)	Knowledge of Seller
1.1(b)	Transferred Trademark Rights
1.1(c)	Transferred Patents
1.1(d)	Transferred Intellectual Property Licenses
1.1(e)	Transferred Domain Names
2.1(a)(i)	Assumed Contracts
2.1(a)(iv)	Transferred Governmental Authorizations
2.1(b)	Inventory
2.8(a)	Allocation
4.2(iv)	Required Consents
5.3	Consents
5.4	Governmental Authorizations (Seller)
5.5	Financial Information
5.6	Material Changes in Business
5.7	Litigation
5.8	Compliance with Law
5.9	Product Registrations
5.10	Material Contracts
5.11	Material Transferred Intellectual Property
5.12	Purchased Assets
5.14	Inventory
5.15	Suppliers and Customers
5.16	Sufficiency of Assets
5.17(a)	Tax Proceedings
5.18(a)	Seller Compensation and Benefit Plans
5.20	Regulatory Matters
6.4	Governmental Authorizations (Purchasers)
7.2	Conduct of Business

EXHIBITS

A	Form of ***
B	Form of ***
C	Seller Closing Deliverables
D	Purchasers Closing Deliverables
E	OD Employees

ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement, dated as of July 15, 2011, by and among Janssen Pharmaceuticals, Inc. a Pennsylvania corporation ("Seller"), Valeant International (Barbados) SRL, an international society with restricted liability established under the laws of Barbados ("Products Purchaser"), Valeant Pharmaceuticals North America LLC, a Delaware LLC ("Inventory Purchaser", "Employer" or, together with Products Purchaser, "Purchasers") and, solely with respect to Section 10.16, Valeant Pharmaceuticals International, Inc. ("Parent").

W I T N E S S E T H:

            WHEREAS, Seller, directly or indirectly through its Affiliates (such term, and each other capitalized term used but not defined in these Recitals, having the meaning set forth in Article I of this Agreement), manufactures or has manufactured by third parties, distributes or has distributed by third parties, markets and sells the Products;

        WHEREAS, the Parties desire that, at the Closing, Seller shall sell, or cause to be sold, to Purchasers, and Purchasers shall purchase from Seller and the Divesting Entities, all of the Purchased Assets and assume all of the Assumed Liabilities upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

            Section 1.1    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

        "AAA" shall have the meaning set forth in Section 10.11(a).

        "AAA Rules" shall have the meaning set forth in Section 10.11(b).

        "Accounts Receivable" shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the sale of any of the Products prior to the Closing Date.

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

        "Agreement" shall mean this Agreement, including all Schedules and Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

        "Allocation" shall have the meaning set forth in Section 2.8(a).

        "Ancillary Agreements" means the ***, the Transition Services Agreement, the OTC Switch Agreement and the Supply Agreement.

        "Arbitrator" shall have the meaning set forth in Section 10.11(b).

        "Assumed Contracts" shall have the meaning set forth in Section 2.1(a)(i).

        "Assumed Liabilities" shall have the meaning set forth in Section 2.4.

        "Business" shall mean the business of developing, commercializing, manufacturing, packaging, marketing, distributing and selling the Products as conducted by Seller, the Divesting Entities and any of their respective Affiliates in the Territory as of the date hereof.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or Barbados, are authorized or obligated by law or executive order to close.

        "Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

        ***

        "Chargeback Claims" shall have the meaning set forth in Section 7.16(e)(i).

        "Closing" shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

        "Closing Date" shall have the meaning set forth in Section 3.1(a).

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commercial Rebates" shall have the meaning set forth in Section 7.16(d)(i).

        "Commercial Rebate Tail Period" shall have the meaning set forth in Section 7.16(d)(i)(1).

        "Competing Business" shall have the meaning set forth in Section 7.11.

        "Competition Laws" shall mean Laws of any jurisdiction in the Territory that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

        "Confidentiality Agreement" shall mean that certain letter agreement dated May 18, 2011, between Valeant Pharmaceuticals International, Inc., an Affiliate of Purchasers, and Johnson & Johnson Consumer Companies, Inc., an affiliate of Seller.

        "Damaged Inventory" shall mean any Inventory that (i) has less than *** shelf life remaining as of the Closing Date (unless otherwise mutually agreed by the Parties), (ii) is adulterated within the meaning set forth in any applicable Law, (iii) is materially damaged or (iv) is not saleable in accordance with the past practice of the Business.

        "DDMAC" shall have the meaning set forth in Schedule 5.20.

        "Deductible" shall have the meaning set forth in Section 8.6.

        "Designated Shared Contracts" shall have the meaning set forth in Section 7.13(c).

        "Disclosure Supplement" shall have the meaning set forth in Section 7.14(b).

        "Dispute" shall have the meaning set forth in Section 10.11(a).

        "Disputed Item" shall have the meaning set forth in Section 2.7(b).

        "Divesting Entities" shall mean, collectively, all Affiliates of Seller that have any right, title or interest in, to or under the Purchased Assets.

        "Employer" shall have the meaning set forth in the preamble of this Agreement.

        "Environmental Law" shall mean any applicable Law relating directly or indirectly to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (ii) occupational health and safety or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of, Hazardous Materials.

        "Environmental Liabilities" shall mean all Liabilities and Losses arising under Environmental Laws relating to Seller's and its Affiliates' ownership or operation of the Business and the Purchased Assets, including Liabilities and Losses resulting from (i) failure to comply with any requirement of, or any liability imposed under, any Environmental Law, (ii) failure to obtain or comply with any required Environmental Permit, (iii) any Release of Hazardous Materials or Remedial Action or (iv) harm or injury to any real property, to any Person, to public health or to any natural resource as a result of exposure to Hazardous Materials (other than Remedial Action).

        "Environmental Permit" shall mean a permit, license, certificate, approval or authorization issued by a Governmental Authority in the Territory pursuant to an Environmental Law.

        "ERISA" shall mean the US Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Assets" shall have the meaning set forth in Section 2.3.

        "Excluded Trademarks" shall mean, whether registered or unregistered, all trademarks, trade dress, service marks, service names, brand marks, trade names, brand names, logos, business symbols, slogans or other designations of origin and all registrations, registration applications and rights relating thereto, other than the Transferred Trademark Rights.

        "FDA" shall mean the Food and Drug Administration and any successor agency.

        "FDCA" shall have the meaning set forth in Section 5.20(a).

        "Final Inventories" shall have the meaning set forth in Section 2.7(c).

        "Financial Information" shall mean the financial data set forth on Schedule 5.5.

        "Food and Drugs Act" shall have the meaning set forth in Section 5.20(a).

        "Formulae" shall mean the percentages and specifications of ingredients used to manufacture the Products for the Business in the Territory.

        "Fundamental Reps" shall mean the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authority; Binding Effect), Section 5.12 (Title to Purchased Assets), Section 5.21 (Brokers), Section 6.1 (Organization), Section 6.2 (Authority; Binding Effect) and Section 6.7 (Brokers).

        "GAAP" shall mean accounting principles generally accepted in the United States, as in effect as of the date hereof.

        "Government Rebate Tail Period" shall have the meaning set forth in Section 7.16(c)(i).

        "Government Rebates" shall have the meaning set forth in Section 7.16(c)(i).

        "Governmental Authority" shall mean any supranational, national, federal, provincial, state or local judicial, legislative, executive or regulatory authority, board, commission, body or instrumentality, including the FDA.

        "Governmental Authorizations" shall mean all licenses, permits, clearances, variances, exemptions, Governmental Orders, registrations, certificates and other authorizations, consents and approvals required to carry on the Business in the Territory under the applicable Laws of any Governmental Authority with competent jurisdiction.

        "Governmental Order" shall mean any order, writ, judgment, decision, ruling, subpoena, verdict, injunction, decree, consent decree, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority.

        "Government Rebate Programs" shall have the meaning set forth in Section 7.16.

        "Hazardous Materials" shall mean all materials, pollutants or contaminants regulated pursuant to any Environmental Law, including oils, petroleum, petroleum products, asbestos and asbestos-containing materials.

        "Inactive OD Employee" shall have the meaning set forth in Section 7.4(b).

        "Indemnified Party" shall have the meaning set forth in Section 8.3.

        "Indemnifying Party" shall have the meaning set forth in Section 8.3.

        "Independent Accountant" shall have the meaning set forth in Section 2.7(c).

        "Intellectual Property Schedules" shall mean, collectively, Schedule 1.1(b), Schedule 1.1(c), Schedule 1.1(d) and Schedule 1.1(e).

        "Inventories" shall mean all finished goods inventory of the Products.

        "Inventories Statement" shall have the meaning set forth in Section 2.7(a).

        "Inventory Purchaser" shall have the meaning set forth in the preamble of this Agreement.

        "Knowledge of Seller" shall mean the actual knowledge of the individuals listed on Schedule 1.1(a), after such individuals have made (or are deemed to have made) reasonable inquiry.

        "Laws" shall mean, as applicable, any national, federal, territorial, state, provincial, regional, foreign, municipal or local laws (including common law and civil law), statutes, ordinances, rules, regulations, codes, treaties, binding guidelines, decrees, rulings, directives or Governmental Orders, in each case, of, or issued by, any Governmental Authorities.

        "Legal Proceeding" shall mean any claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, judicial, governmental or regulatory investigation, arbitration, mediation or alternative dispute resolution proceeding.

        "Liabilities" shall mean any and all debts, liabilities, costs, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, due or to become due, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

        "Licensed Know-How" shall mean, collectively, all inventions, discoveries, Formulae, trade secrets, know-how and ideas, rights in research and development, commercially practiced processes and inventions, whether patentable or not, and design rights, in each case that are owned by Seller or a Divesting Entity as of the date hereof, are primarily related to the Products and are necessary to or otherwise used or held for use in the conduct of the Business.

        "Lien" shall mean, with respect to any property or asset, any lien, security interest, mortgage, pledge, assessment, restriction, adverse claim, levy, charge, hypothecation, easement, title retention clause, encumbrance or other similar claim of any kind, character or description, whether or not of record, or any contract to give any of the foregoing, in respect of such property or asset.

        "Losses" shall have the meaning set forth in Section 8.1.

        "Material Adverse Effect" shall mean, with respect to Seller, any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (i) the business, results of operations or condition (financial or otherwise) of the Business, the Products, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (ii) the ability of Seller or its Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (a) changes or effects in the general economic conditions or the securities, syndicated loan, credit or financial markets in the Territory; (b) changes in GAAP; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which the Business operates in the Territory; (d) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism in the Territory; (e) earthquakes, hurricanes or other natural disasters in the Territory; (f) any failure by the Business to meet internal projections, plans or forecasts for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be deemed to constitute, or be taken in to account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); or (g) changes or effects that directly arise out of or are directly attributable to the negotiation, execution, public announcement or performance of this Agreement or the compliance with the provisions thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (h) any matter disclosed in the Schedules to this Agreement solely to the extent reasonably apparent from the face of the Schedule, except, in the case of clauses (a) and (c), to the extent such change, effect or event has a disproportionate adverse effect on the business, results of operations or condition (financial or otherwise) of the Business, the Products, the Purchased Assets and the Assumed Liabilities, taken as a whole, relative to other participants carrying on a similar business in the industry in which the Business operates in the Territory.

        "Material Assumed Contract" shall have the meaning set forth in Section 5.10.

        ***

        "NDCs" shall have the meaning set forth in Section 7.7(a).

        "Non-Assigned Asset" shall have the meaning set forth in Section 2.2(b).

        "Non-Inventory Purchased Assets" shall have the meaning set forth in Section 2.1(a).

        "Non-Responsible Party" shall have the meaning set forth in Section 7.16(c)(ii).

        "Obligations" shall have the meaning set forth in Section 10.16.

        "OD" shall mean the Ortho Dermatologics Division of Ortho-McNeil-Janssen Pharmaceuticals, Inc.

        "OD Employees" shall have the meaning set forth in Section 7.4(b).

        "Outside Date" shall have the meaning set forth in Section 9.1(ii).

        "OTC Switch Agreement" means the OTC switch agreement to be entered into by the Parties as of the Closing Date in a form to be mutually agreed by the Parties.

        "Parent" shall have the meaning set forth in the preamble of this Agreement.

        "Party" means Seller, on the one hand, or Inventory Purchaser or Products Purchaser individually or jointly, as the context so requires, on the other hand, and the term "Parties" means collectively Seller and Purchasers.

        "Permitted Liens" shall mean (i) all Liens approved in writing by a Purchaser as Permitted Liens, (ii) Liens, including minor title defects or irregularities affecting the Purchased Assets, that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable, (iii) Liens for Taxes not yet due, payable, delinquent or subject to penalties for non-payment, or which are being contested in good faith in the ordinary course of business by appropriate proceedings and (iv) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or other like Liens and security obligations that are incurred in the ordinary course of business and are not delinquent.

        "Person" shall mean an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a Governmental Authority, a trust, a division or an operating group of any of the foregoing or any other entity or organization.

        "Products Purchaser" shall have the meaning set forth in the preamble of this Agreement.

        "Product Registrations" shall have the meaning set forth in Section 5.9.

        "Products" shall mean the products set forth on Schedule 1(a).

        "Promotional Materials" shall have the meaning set forth in Section 2.1(a)(vi).

        "Purchase Price" shall have the meaning set forth in Section 2.6.

        "Purchased Assets" shall have the meaning set forth in Section 2.1(a).

        "Purchasers" shall have the meaning set forth in the preamble of this Agreement.

        "Purchaser Material Adverse Effect" shall have the meaning set forth in Section 6.3.

        "Records" shall have the meaning set forth in Section 2.1(a)(v).

        "Registration Information" shall mean copies of the Product Registrations, together with copies of related correspondence between Seller or any of the Divesting Entities and the applicable Governmental

Authority, current approved packaging and any other existing files and dossiers, in each case relating solely to the Product Registrations and/or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product; provided however that with respect to any such correspondence, packaging, files and dossiers that are not solely related to such Product Registrations and/or such underlying data or information, but that are necessary or otherwise used or held for use in the conduct of the Business as of the Closing Date, then Seller shall, and shall cause each other applicable Divesting Entity to, use commercially reasonable efforts to extract or redact such correspondence, packaging, files and dossiers and transfer to Purchaser all portions of such correspondence, packaging, files and dossiers that are solely related to such Product Registrations and/or such underlying data or information.

        "Regulatory Agency" shall have the meaning set forth in Section 5.20(a).

        "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials), or as otherwise defined under any applicable Environmental Laws.

        "Remedial Action" shall mean action to clean up soil, sediments, surface water or groundwater in response to a Release of Hazardous Materials, including: associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above. "Remedial Action" also shall refer to any judicial, administrative or other proceeding relating to any of the above, including: the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; and defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment, including soil, surface water, groundwater and sediments in response to a Release of Hazardous Materials and associated actions.

        "Representatives" shall mean, with respect to either Party, such Party's Affiliates and their respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants and other agents.

        "Resolution Period" shall have the meaning set forth in Section 2.7(c).

        "Responsible Party" shall have the meaning set forth in Section 7.16(c)(ii).

        "Restrictive Covenants" shall have the meaning set forth in Section 7.11.

        "Retained Liabilities" shall have the meaning set forth in Section 2.5.

        "Seller" shall have the meaning set forth in the preamble of this Agreement.

        "Seller Compensation and Benefit Plans" shall mean all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered including (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (iii) all employment agreements, (iv) all medical, dental, disability, health and life insurance plans, and (v) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (v) under which the Seller or any of the Divesting Entities has or will have any liability or contingent liability and which is maintained or contributed to by Seller or any of the Divesting Entities for the benefit of any of the OD Employees or their beneficiaries.

        "Seller Names" shall mean the names and logos of Seller, the Divesting Entities and any and all of its and their Affiliates.

        "Seller Notice" shall have the meaning set forth in Section 7.14(a).

        "Shared Contract" shall have the meaning set forth in Section 5.10.

        "Subsequent Event" shall have the meaning set forth in Section 7.14(b).

        "Supply Agreement" shall mean the supply agreement, to be entered into by the Parties as of the Closing Date in a form to be mutually agreed by the Parties.

        "Tax Return" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

        "Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

        "Taxing Authority" shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

        "Termination Right Notice" shall have the meaning set forth in Section 7.14(b).

        "Territory" shall mean the United States.

        "Third Party Claim" shall have the meaning set forth in Section 8.4(a).

        "Third Party Claim Notice" shall have the meaning set forth in Section 8.3.

        "Transfer Taxes" shall mean any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar tax, fee or charge imposed in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

        "Transferred Domain Names" shall mean the domain names set forth on Schedule 1.1(e).

        "Transferred Employee Records" shall mean the records of Seller and the Divesting Entities that relate to Transferred Employees, other than performance reports.

        "Transferred Employees" shall have the meaning set forth in Section 7.4(b).

        "Transferred Intellectual Property" shall mean, collectively, (i) the Transferred Trademark Rights, (ii) the Transferred Patents, (iii) the Transferred Domain Names, and (vi) the Transferred Intellectual Property Licenses.

        "Transferred Intellectual Property Licenses" shall mean, collectively, all licenses and agreements set forth on Schedule 1.1(d).

        "Transferred Patents" shall mean the patents and patent applications set forth on Schedule 1.1(c).

        "Transferred Trademark Rights" shall mean, whether registered or unregistered, (a) all trademarks, trade dress, service marks, service names, brand marks, trade names set forth on Schedule 1.1(b) and (b) all material trademarks, trade dress, service marks, service names, brand marks, trade names, brand names, logos, business symbols, slogans or other designations of origin used solely or held for use solely with respect to the Products (this subsection (b), the "Unscheduled Trademark Rights"), and, in all cases, all registrations, registration applications and rights relating thereto, together with all goodwill associated with the foregoing, excluding the Seller Names (other than "Ortho Dermatologics").

        "Transition Lots" means those lots of a Product for which Product was partially sold prior to the Closing and partially sold on or following the Closing.

        "Transition Services Agreement" shall mean the transition services agreement, to be entered into by the Parties as of the Closing Date in a form to be mutually agreed by the Parties.

        "United States" shall mean the United States of America and its territories, commonwealths and possessions.

        "Unscheduled Trademark Rights" shall have the meaning set forth in the definition of Transferred Trademark Rights.

        "UPCs" shall have the meaning set forth in Section 7.7(a).

        Section 1.2    Other Definitional Provisions.    (a) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b)       The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c)       The terms "U.S. dollars" and "$" shall mean lawful currency of the United States.

            (d)       The words "include," "includes" and "including" and words of similar import will be by way of example rather than by limitation.

            (e)       Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

            (f)        When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

            Section 2.1    Purchase and Sale of Assets.

            (a)       Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause the Divesting Entities to, sell, convey, assign and transfer to Products Purchaser, and Products Purchaser shall purchase, acquire and accept from Seller and the Divesting Entities, free and clear of all Liens (other than Permitted Liens), all of Seller's and the Divesting Entities' rights, titles and interests in the Territory in, to or under the assets set forth below (collectively, the "Non-Inventory Purchased Assets" or, collectively with the Inventories, the "Purchased Assets"):

                      (i)  the listed contracts and other agreements and commitments that are set forth on Schedule 2.1(a)(i) and all purchase orders for finished goods Products that are outstanding as of the Closing (the "Assumed Contracts");

                     (ii)  the Transferred Intellectual Property, including all trademark rights relating to "Ortho Dermatologics" (but excluding any trademark rights relating to the combination of the word "Ortho" with any other name, which shall be Excluded Trademarks), and all rights with respect to all formulations and reformulations of the Products, including non-prescription (over-the-counter) formulations of the Products and the re-formulated Products;

                    (iii)  the Product Registrations and the Registration Information (including pending applications and applications that are in the process of being prepared by Seller or any of its Affiliates for Product Registrations);

                    (iv)  Governmental Authorizations relating solely to the Purchased Assets, each of which are set forth on Schedule 2.1(a)(iv), to the extent such Governmental Authorizations are identified on such Schedule as being transferable pursuant to applicable Law;

                     (v)  all financial, accounting and operating data and records relating solely to the Business or the Purchased Assets (the "Records"), including correspondence with the FDA, customer and vendor lists to the extent relating solely to the Business or the Purchased Assets, all files and documents (including credit information) to the extent relating to customers and vendors solely of the Products, all pre-clinical and clinical data in respect of the Products, the Transferred Employee Records, to the extent permitted by applicable Law and all other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating solely to the Business or the Purchased Assets; provided, however, that Seller may retain a copy of (A) all such business and financial records, (B) any other books and records to the extent necessary for reporting, regulatory, tax, accounting or litigation purposes and (C) any correspondence to, with or from any Person in connection with the Business, in each case to the extent related to the Excluded Assets or as otherwise required by Law or Seller's or the Divesting Entities' internal policies for record-keeping purposes;

                    (vi)  all advertising, marketing, market research, sales and promotional materials, if any, relating solely to the Business or the Purchased Assets (including the Products) that are in Seller's or any Divesting Entities' physical possession or under its or their control (collectively, "Promotional Materials");

                   (vii)  all claims (including, subject to Section 7.5, counterclaims), defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, solely related to the Business other than (A) arising under Seller's or its Affiliates' insurance policies, (B) relating to any Retained Liabilities or Excluded Assets or (C) relating the purchase or procurement of any good, service or product for, or on behalf of, the Business at any time up until the Closing, along with any and all recoveries in connection thereto (to the extent not related to the assets described in clauses (ii)-(vi) or (viii)-(x) of this Section 2.1(a) or the Assumed Liabilities);

                  (viii)  all goodwill and going concern value associated with the Purchased Assets or the Business;

                    (ix)  an electronic copy of all of the materials in the electronic dataroom relating solely to the Business on compact disc media; and

                     (x)  all other assets of the Seller or its Affiliates that are used or held for use solely in connection with the operation or conduct of the Business (except for interests in the Inventories, land, real estate or the items described in clauses (i)-(xiv) of Section 2.3).

            (b)       Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause the Divesting Entities to, sell, convey, assign and transfer to Inventory Purchaser, and Inventory Purchaser shall purchase, acquire and accept from Seller and the Divesting Entities, free and clear of all Liens (other than Permitted Liens), all of Seller's and the Divesting Entities' rights, titles and interests in the Territory in, to or under the Inventories, other than the Damaged Inventory. Schedule 2.1(b) sets out a breakdown by unit types, and the agreed price per unit of, the Inventories held by Seller and the Divesting Entities. On or within two (2) days prior to the Closing Date, Seller shall conduct an audited physical stock-take of the Inventories, at which time it shall determine that portion of the Inventories that constitute the Damaged Inventories (subject to Purchasers' rights set out in Section 2.7). One or more representatives of Inventory Purchaser shall attend such stock-take and shall notify Seller immediately if they identify any physically and materially damaged Inventory; provided, that nothing in this Section 2.1(b) shall prejudice Purchasers' rights under Section 2.7. Seller shall provide Inventory Purchaser with reasonable prior written notice of the date, time and location of such stock-take.

        Section 2.2    Consents.    (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Intellectual Property License, Assumed Contract or other Purchased Asset that is not assignable or transferable without the consent of any Person, other than Seller, Purchasers or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that Seller shall use, both prior to and for *** after the Closing, commercially reasonable efforts to obtain, and Purchasers shall use their commercially reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer thereof; provided, further, that (i) none of Seller, Purchasers or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation

(financial or otherwise) to any third party in connection with such efforts and (ii) to the extent the foregoing shall require any action by Seller that would, or would continue to, affect the Business after the Closing, such action shall require the prior written consent of Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed). Purchasers agree that Seller and the Divesting Entities shall not have any liability arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement.

            (b)       With respect to any Transferred Intellectual Property License, Assumed Contract or other Purchased Asset that is not transferred, licensed or assigned to Purchasers at the Closing by reason of Section 2.2(a) (the "Non-Assigned Asset"), after the Closing and until any requisite consent is obtained and the foregoing is transferred and assigned to Purchasers, Seller shall, and shall cause the Divesting Entities to, use commercially reasonable efforts to provide to Purchasers substantially comparable benefits thereof and shall enforce, at the request of and for the account of Purchasers, any rights of Seller or the Divesting Entities arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchasers. To the extent that a Purchaser is provided with benefits of any Non-Assigned Asset, such Purchaser shall perform, at the direction of Seller or the applicable Divesting Entity, the obligations of Seller or the Divesting Entity thereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assigned Asset, such Assumed Liability shall be deemed to be a Retained Liability until such Non-Assigned Asset is transferred and assigned to Purchasers, or unless Purchasers (but primarily to the extent that they) obtain the benefit of such Non-Assigned Asset under this Section 2.2(b).

        Section 2.3    Excluded Assets.    Purchasers acknowledge and agree that they are not acquiring any rights, titles or interests in, to or under any of the following assets (collectively, the "Excluded Assets"):

                      (i)  any Cash Equivalents;

                     (ii)  any Accounts Receivable;

                    (iii)  any losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of Seller or any of its Affiliates that constitute Retained Liabilities pursuant to Section 2.5(ix);

                    (iv)  (A) subject to Section 2.1(a)(v), the corporate books and records of Seller and its Affiliates to the extent not related solely to the Purchased Assets, including those portions of the Tax Returns and other corporate books and records that do not relate solely to the Purchased Assets, (B) all personnel records, (C) any attorney work product, attorney-client communications and other items protected by attorney-client privilege and (D) any documents that were received from third parties in connection with their proposed acquisition of the Purchased Assets or the Products or that were prepared by Seller or any of its Affiliates in connection therewith;

                     (v)  any current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

                    (vi)  the Seller Names (other than as set forth in Section 2.1(a)(ii)) and the Excluded Trademarks (including any Seller Names relating to the combination of the word "Ortho" with any name other than "Dermatologics");

                   (vii)  any real estate owned or leased by Seller or any of its Affiliates;

                  (viii)  any equipment whatsoever;

                    (ix)  any rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability;

                     (x)  any Seller Compensation and Benefit Plan, any assets in respect of any Seller Compensation and Benefit Plan and any other compensation and benefit plans sponsored by Seller, any Divesting Entity or any of their Affiliates in respect of Transferred Employees;

                    (xi)  the equity interests of any Person;

                   (xii)  the Damaged Inventory;

                  (xiii)  any claims or rights relating to discontinued products that are not Products;

                  (xiv)  all employees of Seller, any Divesting Entity or any of their Affiliates other than the Transferred Employees; and

                   (xv)  any other assets (including intellectual property, software and information technology systems), properties or rights of Seller or any of its Affiliates other than the Purchased Assets.

        Section 2.4    Assumption of Certain Obligations.    Upon the terms and subject to the conditions set forth herein, Products Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge the following Liabilities of Seller and its Affiliates relating to the Business, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as the "Assumed Liabilities"):

                      (i)  except as provided in this Section 2.4, all Liabilities arising out of or relating to Legal Proceedings commenced after the Closing, irrespective of the legal theory asserted, arising from the manufacture, advertising, marketing, distribution, sale or use of the Products in the Territory, solely to the extent relating to the period of time on or after the Closing;

                     (ii)  all Liabilities arising out of or relating to any Assumed Contract, to the extent relating to the period of time on or after the Closing;

                    (iii)  the Liabilities to customers, suppliers or other third parties for Products, materials and services, to the extent relating to the Business, ordered in the ordinary course of business and in compliance with Section 7.2 prior to the Closing, but scheduled to be delivered or provided after the Closing;

                    (iv)  (A) all other Liabilities arising out of or relating to the return of any Product, including all Liabilities for any credits or rebates in respect of any Product in the Territory, subject to Section 7.16, (B) all Liabilities for any recall or post-sale warning in respect of any Product in the Territory manufactured by or for Purchasers or their Affiliates or successors on or after the Closing or to the extent arising from Purchasers' or their Affiliates' or successors' conduct on or after the Closing or and (C) all consumer products Liabilities, including those related to consumer fraud and economic loss, related to the manufacture, advertising, marketing, distribution, sale, or use of the Products in the Territory prior to the Closing Date, but only to the extent the related Legal Proceeding or claim is commenced after the *** anniversary of the Closing Date, up to a maximum total Liability of ***;

                     (v)  except as set forth in Section 7.4(f), all Liabilities with respect to Transferred Employees of the Business arising or occurring with respect to periods of service on and after the date such employee becomes a Transferred Employee;

                    (vi)  all other Liabilities (including Environmental Liabilities but excluding Liabilities related to Taxes, which shall be governed by Section 2.4(vii)) arising out of or relating to the Business or the Purchased Assets, including the use, ownership, possession, operation, sale or lease of the Purchased Assets, to the extent such Liabilities relate to the period of time on or after Closing, other than the Retained Liabilities set out in Section 2.5(i) to Section 2.5(viii) and Section 2.5(x); and

                   (vii)  all Liabilities for Taxes arising out of or relating to the ownership of the Business or the Purchased Assets in any taxable period, or a portion thereof, beginning after the Closing Date.

        Section 2.5    Retained Liabilities.    Notwithstanding anything to the contrary set forth in Section 2.4, Seller and its Affiliates shall retain and be responsible for the following (collectively, the "Retained Liabilities"):

                      (i)  all Liabilities to suppliers or other third parties for materials and services incurred prior to the Closing, other than Liabilities referred to in Section 2.4(iii);

                     (ii)  all consumer products Liabilities, including those related to consumer fraud and economic loss, related to the manufacture, advertising, marketing, distribution, sale, or use of the Products in the

    Territory on or prior to the Closing Date, for which (A) the related Legal Proceeding or claim is commenced on or before the *** anniversary of the Closing Date, and (B) the related Legal Proceeding or claim is commenced after the *** anniversary of the Closing Date, but only to the extent that the associated aggregate Liabilities for related Legal Proceedings and claims after such *** period is in excess of ***;

                    (iii)  (A) all Liabilities for any recall or post-sale warning in respect of any Product in the Territory manufactured for or by Seller or its Affiliates prior to the Closing or to the extent arising from Seller's or its Affiliates' conduct prior to the Closing and (B) except for Liabilities specified in Section 2.5(ii), all Liabilities arising out of or relating to Legal Proceedings, irrespective of the legal theory asserted, (x) to the extent commenced prior to the Closing Date, and (y) if commenced after the Closing Date to the extent relating to any period of time prior to the Closing, including in each case all lawsuits and claims relating to warranty obligations and alleged intellectual property infringement, including the Legal Proceedings set forth on Schedule 5.7;

                    (iv)  subject to Section 2.4(iii), all Liabilities arising out of or relating to any Assumed Contract, to the extent relating to the period of time prior to the Closing;

                     (v)  except as set forth in Section 7.4(f), all Liabilities with respect to Transferred Employees of the Business arising or occurring with respect to periods of service prior to the date such employee becomes a Transferred Employee;

                    (vi)  all Liabilities to the extent related to the Excluded Assets;

                   (vii)  all intragroup Liabilities of Seller or any Divesting Entity to any of its Affiliates;

                  (viii)  all Liabilities with respect to any current or former employee of Seller, any Divesting Entity, or any of their Affiliates who is not a Transferred Employee;

                    (ix)  all other Liabilities (including Environmental Liabilities but excluding Liabilities related to Taxes, which shall be governed by Section 2.5(x)) arising out of or relating to the Business or the Purchased Assets, including the use, ownership, possession, operation, sale or lease of the Purchased Assets, to the extent such Liabilities relate to the period prior to Closing, other than the Assumed Liabilities set out in Section 2.4(i) to Section 2.4(v) and Section 2.4(vii); and

                     (x)  all Liabilities for Taxes arising out of or relating to the ownership of the Business or the Purchased Assets in any taxable period, or a portion thereof, ending on or prior to the Closing Date.

        Section 2.6    Purchase Price.    In consideration of the sale and transfer of the Purchased Assets, Products Purchaser and Inventory Purchaser agree to pay to Seller amounts determined in accordance with Section 2.8, representing an aggregate amount of Three Hundred and Forty-Five million dollars ($345,000,000) (the "Purchase Price"), exclusive of any Transfer Taxes, and to assume, satisfy and discharge all Assumed Liabilities. The Purchase Price shall be paid in immediately available funds by wire transfer, in accordance with written instructions given by Seller to Purchasers not less than two (2) Business Days prior to the Closing Date. The Purchase Price shall be subject to the adjustment provisions of Section 2.7 and shall be allocated as described in Section 2.8.

        Section 2.7    Purchase Price Adjustment.    (a) Within ninety (90) days after the Closing Date, Seller shall deliver to Inventory Purchaser an unaudited statement of its good faith estimate of the Inventories as of the Closing Date, determined in accordance with GAAP and the agreed price per unit set forth on Schedule 2.1(b) (the "Inventories Statement"). For purposes of determining the Inventories Statement only, any Inventory that is determined by Seller or Inventory Purchaser to be Damaged Inventory shall be disregarded; provided, however, that Inventory Purchaser shall notify Seller promptly in writing, but in no event later than forty-five (45) days immediately following the Closing Date, of any such Inventory that Inventory Purchaser deems to be Damaged Inventory in accordance with this Section 2.7(a) and describing with specificity the SKU and batch, the reason such Inventory is considered Damaged Inventory and such other information as reasonably requested by Seller. The failure by Inventory Purchaser to provide such notice to Seller within such forty-five (45) day period shall constitute Inventory Purchaser's acceptance of all the items reflected on the Inventories Statement as Inventory that is not Damaged Inventory. For purposes of Section 2.7(c), any such notice shall be deemed a

"Disputed Item" and shall be subject to the terms and conditions of Section 2.7(c). Inventory Purchaser and Seller shall provide the other and its representatives (including accountants), and any Person designated by Seller in writing, with reasonable access during regular business hours to the Inventories and such books and records of the Business constituting Purchased Assets as may be reasonably requested to facilitate the preparation of the Inventories Statement and the calculation of Final Inventories.

            (b)       During the sixty (60) day period following Inventory Purchaser's receipt of the Inventories Statement, Inventory Purchaser shall be permitted to review the working papers of Seller relating to the Inventories Statement. Inventory Purchaser may dispute the amounts or items reflected on or omitted from the Inventories Statement (each, a "Disputed Item") in good faith; provided, however, that Inventory Purchaser shall notify Seller in writing of each Disputed Item, and specify the amount thereof in dispute and the specific basis therefor, within sixty (60) days after receipt of the Inventories Statement. The failure by Inventory Purchaser to provide a notice of Disputed Items to Seller within such sixty (60) day period shall constitute Inventory Purchaser's acceptance of all the items reflected on the Inventories Statement.

            (c)       If a notice of Disputed Items shall be timely delivered pursuant to Section 2.7(a) or (b), Seller and Inventory Purchaser shall, during the twenty (20) Business Day period immediately following the date of such delivery (the "Resolution Period"), negotiate to resolve the Disputed Items. If, during the Resolution Period, the Parties are unable to reach agreement, Seller and Inventory Purchaser shall refer all unresolved Disputed Items to an independent, nationally-recognized accounting firm as Seller and Inventory Purchaser shall mutually agree upon in writing (the "Independent Accountant"), or, in the case of a Disputed Item under Section 2.7(a), to the Arbitrator pursuant to Section 10.11. If the parties fail to agree on an Independent Accountant (if applicable) within twenty (20) days after the expiration of the Resolution Period, on the request of any party the American Arbitration Association shall nominate a senior partner in an independent nationally recognized accounting firm to serve as the Independent Accountant. Such referral shall be made within ten (10) Business Days of termination of the Resolution Period, whereupon the Independent Accountant or Arbitrator, as the case may be, shall make a determination with respect to each unresolved Disputed Item within thirty (30) days after such referral, or as soon thereafter as practicable, which determination shall be made in accordance with this Section 2.7; provided, that in making such determination, the Independent Accountant or Arbitrator, as the case may be, shall be limited to choosing between the calculation of Inventories last proposed in writing by Seller during the Resolution Period (or, in the absence of any such proposal, the calculation of Inventories set forth on the Inventories Statement initially delivered by Seller pursuant to this Section 2.7), on the one hand, and the calculation of Inventories last proposed in writing by Purchasers during the Resolution Period (or, in the absence of any such proposal, the calculation of Inventories set forth in Purchasers' dispute notice) on the other hand. The Independent Accountant or Arbitrator, as the case may be, shall deliver to Seller and Inventory Purchaser, within such thirty (30) day period, or as soon thereafter as practicable, a report setting forth its adjustments, if any, to the Inventories Statement and the calculations supporting such adjustments. Such report shall be final and binding on the Parties and non-appealable and conclusive in all respects and may be entered and enforced in any court having jurisdiction. The fees and expenses of the Independent Accountant and/or Arbitrator shall be borne by the Party whose calculation of Inventories is not accepted by the Independent Accountant or Arbitrator, as the case may be, which fees and expenses shall be paid (taking into account any prior payments) at the time the payment contemplated by Section 2.7(d) is made. For purposes of clarity, such costs do not include any adjustments determined by the Independent Accountant or Arbitrator hereunder. As used herein, "Final Inventories" shall mean (i) if no notice of Disputed Items is delivered by Inventory Purchaser within the periods provided in Sections 2.7(a) or (b), Inventories as shown on the Inventories Statement as prepared by Seller or (ii) if such a notice of Disputed Items is delivered by Inventory Purchaser, either (x) Inventories as agreed to in writing by Seller and Inventory Purchaser or (y) Inventories as shown in the Independent Accountant's and/or the Arbitrator's calculation delivered pursuant to this Section 2.7(c). The scope of the disputes to be resolved by the Independent Accountant or Arbitrator, as the case may be, shall be limited to the unresolved Disputed Items, and the Independent Accountant or Arbitrator, as the case may be, shall not make any other determination. Any determinations by either of the Independent Accountant or Arbitrator, respectively, and any work or analyses performed by either of the Independent Accountant or Arbitrator, respectively, in connection with its resolution of any Dispute under this Section 2.7, shall not be admissible in evidence in any suit, action or proceeding between the Parties, other than to the extent necessary to enforce payment obligations under this Section 2.7(c).

            (d)       If the Final Inventories are less than ***, then Seller shall, within ten (10) days after the determination of the Final Inventories, pay to Inventory Purchaser, by wire transfer of immediately available funds in accordance with written instructions given to Seller by Inventory Purchaser, the amount of such shortfall. If the Final Inventories are greater than ***, then Purchasers shall, within ten (10) days after the determination of the Final Inventories, pay to Seller, by wire transfer of immediately available funds in accordance with written instructions given by Seller to Inventory Purchaser, the amount of such excess.

            (e)       Notwithstanding the foregoing, in the event that, during the sixty (60) day period following Inventory Purchaser's receipt of the Inventories Statement, Inventory Purchaser discovers any latent defect in respect of any Inventories, Inventory Purchaser may submit a Disputed Item in respect of such latent defect to Seller subject to the process set forth in Section 2.7(b) and Section 2.7(c), and be entitled to an adjustment to amounts previously paid consistent with the provisions set forth in Section 2.7(d), in each case mutatis mutandis.

            (f)        All payments made pursuant to this Section 2.7 shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

        Section 2.8    Allocation of Purchase Price.    (a) The Parties agree that the Purchase Price and Assumed Liabilities shall be allocated among the Purchased Assets on or after the Closing Date in the manner specified in Schedule 2.8(a), as mutually agreed to by the Parties (the "Allocation"). Such Allocation shall be made in accordance with the principles of section 1060 of the Code. In the event of any adjustment in the Purchase Price pursuant to Section 2.7, such adjustment shall be allocated by the Parties among the Purchased Assets in accordance with the principles of section 1060 of the Code, Schedule 2.8(a) and as mutually agreed to by the Parties, and such revised allocation shall be the Allocation. The Parties each agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date) and (iii) take no position inconsistent with the Allocation for all Tax purposes.

            (b)       In the event that any Taxing Authority disputes the Allocation, Seller, Inventory Purchaser or Products Purchaser, as the case may be, shall promptly notify the other Party in writing of the nature of such dispute.

        Section 2.9    Taxes.    (a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchasers. Purchasers and Seller shall cooperate in timely making all Tax Returns as may be required to comply with the provisions of such Transfer Tax laws.

            (b)       All personal property Taxes and assessments on the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchasers and Seller as of the Closing Date. The amount of all such prorations payable by the Party that is not required to pay such Tax under applicable Law shall be paid to the Party required to pay such Tax under applicable Law on the Closing Date and such amount shall be remitted to the applicable Taxing Authority as soon as practicable thereafter; provided, however, that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable after the Closing Date.

            (c)       Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain any exemptions for or refunds of such Transfer Taxes or property Taxes and to minimize any such Transfer Taxes or property Taxes.

        Section 2.10    ***.    During the period from the date hereof through the date that is *** after the Closing Date, Purchasers shall enter into negotiations with the Seller for a transaction or transactions involving the acquisition by the Purchasers of assets substantially similar to the Purchased Assets relating to the business of developing, commercializing, manufacturing, packaging, marketing, distributing and selling the Products in *** and/or ***. Seller shall provide such diligence information as is reasonably requested by Purchaser and the Parties shall negotiate in good faith with each other with a goal, but without any obligation, of entering into a definitive agreement prior to the end of such period. During the period from the date hereof through the date that is *** after the Closing Date, Seller shall not negotiate with or otherwise discuss with another Person any acquisition, exclusive license or other similar arrangement for the Products in ***or ***. Such exclusivity period may be extended on mutual agreement of the Parties.

        Section 2.11    Risk of Loss.    Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Seller. Thereafter, any such loss or damage shall be the sole responsibility of Purchasers.

        Section 2.12    Transferred Domain Names.    Notwithstanding any other term or condition set forth in this Agreement to the contrary, at the Closing, Seller shall, and shall cause the Divesting Entities to, sell, convey, assign and transfer to Purchaser "as is" and "where is", and Purchaser shall purchase, acquire and accept from Seller and such Divesting Entities any right, title and interest that Seller and such Divesting Entities have in, to and under the Transferred Domain Names set forth on Schedule 1.1(e) in the Territory as of the Closing. Seller and the Divesting Entities shall maintain the Transferred Domain Names after the Closing until the transfer of the Transferred Domain Names is effective, provided that such period shall not exceed ***. Seller shall use its commercially reasonable efforts to obtain, or cause the Divesting Entities to obtain, the consent of any other Person to the extent necessary to allow Purchaser to sell and transfer any of the Transferred Domain Names. Purchaser agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Purchaser's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied, solely as a result of (i) the failure to obtain any such consent or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person to the extent arising out of or relating to the failure to obtain any such consent. Notwithstanding the above, Seller shall, and shall cause the Divesting Entities to, provide reasonable assistance to the Purchasers, on request, to effect the assignment or transfer of such Transferred Domain Names, including by making any necessary filings with the applicable Governmental Authorities.

ARTICLE III

CLOSING

            Section 3.1    Closing.    (a) The Closing shall take place at 10:00 a.m., New York City time on the third (3) Business Day after the satisfaction or waiver of the conditions precedent to Closing specified in Article IV at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York or at such time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to as the "Closing Date." Notwithstanding the foregoing, the Closing shall be deemed to occur and be effective as of the close of business in the United States on the Closing Date.

            (b)       At the Closing, Seller shall deliver, or cause to be delivered, to Purchasers (i) physical possession of the Inventories at the location of such Inventories at the Closing and (ii) the instruments and documents set forth on Exhibit C, each such instrument and document in a form reasonably acceptable to Purchasers.

            (c)       At the Closing, Purchasers shall deliver, or cause to be delivered, to Seller (i) immediately available funds in the amount of the Purchase Price, by wire transfer pursuant to Section 2.6, and (ii) the instruments and documents set forth on Exhibit D, each such instrument and document in a form reasonably acceptable to Seller.

ARTICLE IV

CONDITIONS TO CLOSING

            Section 4.1    Conditions to the Obligations of Purchasers and Seller.    The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

                      (i)  There shall not (i) be in effect any applicable Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement or (ii) have been commenced and be continuing any action or proceeding by any Governmental Authority of competent jurisdiction that seeks to make illegal, enjoin or prevent in any respect the transactions contemplated by this Agreement.

                     (ii)  All material Governmental Authorizations necessary for the consummation of the transactions contemplated hereby or by any other related agreements shall have been obtained, or the applicable waiting periods (and any extension thereof) shall have expired, with respect to the consummation of the transactions contemplated hereby pursuant to applicable Competition Laws. Seller and Purchasers shall have received all Governmental Authorizations required to be listed on Schedules 5.4 and 6.4 and no such Governmental Authorizations shall have been revoked.

        Section 4.2    Conditions to the Obligations of Purchasers.    The obligation of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions precedent:

                      (i)  Seller shall have performed and complied in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing. The representations and warranties of Seller shall be true and correct as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, which shall be true in all material respects only as of such date), except for breaches of such representations and warranties (without giving effect to any limitation as to "materiality," "material adverse effect" or "Material Adverse Effect" set forth therein, but giving effect to any dollar threshold specified therein) that have not had and would not reasonably be expected to have a Material Adverse Effect; provided, that the Fundamental Reps made by Seller shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date.

                     (ii)  Purchasers shall have received a certificate of Seller, dated the Closing Date and signed by a senior officer of Seller, certifying as to the fulfillment of the conditions set forth in Section 4.2(i).

                    (iii)  Seller shall have made, or caused to be made, delivery to Purchasers of all other instruments and documents set forth on Exhibit C (other than the Transition Services Agreement, OTC Switch Agreement and the Supply Agreement, which may be executed by the Parties but shall not be deemed to be conditions precedent to Closing).

                    (iv)  The consents of the counterparties to the agreements set forth on Schedule 4.2(iv) shall have been obtained for the benefit of Purchasers.

        Section 4.3    Conditions to the Obligations of Seller.    The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions precedent:

                      (i)  Purchasers shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed by one or both of them at or before the Closing. The representations and warranties of Purchasers shall be true and correct as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, which shall be true in all material respects only as of such date), except for breaches of such representations and warranties (without giving effect to any limitation as to "materiality," "material adverse effect" or "Purchaser Material Adverse Effect" set forth therein, but giving effect to any dollar threshold specified therein) that have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, that the Fundamental Reps made by Purchasers shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date.

                     (ii)  Seller shall have received a certificate from each of the Inventory Purchaser and Products Purchaser, dated the Closing Date and signed by a senior officer of each Purchaser, certifying as to the fulfillment of the conditions set forth in Section 4.3(i).

                    (iii)  Purchasers shall have made, or caused to be made, delivery to Seller of all other instruments and documents set forth on Exhibit D (other than the Transition Services Agreement, OTC Switch Agreement and the Supply Agreement, which may be executed by the Parties but shall not be deemed to be conditions precedent to Closing).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

            As of the date hereof and, with respect to Sections 5.1, 5.2, 5.3, 5.12, 5.16 and 5.21 only, as of the Closing Date, Seller hereby represents and warrants to Purchasers as follows:

        Section 5.1    Organization.    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Each Divesting Entity is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Seller and the Divesting Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not have a Material Adverse Effect.

        Section 5.2    Authority; Binding Effect.    (a) Each of Seller and the Divesting Entities has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted (including the Business) and to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the performance by Seller or the Divesting Entities of their obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Seller or the Divesting Entities, as applicable, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the board of directors of Seller approving the execution, delivery and performance of this Agreement and all Ancillary Agreements by Seller. No approval of Seller's shareholders is necessary for Seller to execute and deliver this Agreement or any Ancillary Agreements or perform the transactions contemplated hereby or thereby.

            (b)       This Agreement has been, and on the Closing Date each of the Ancillary Agreements will be, duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchasers, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

        Section 5.3    Non-Contravention.    The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Seller and the comparable organizational documents of any Divesting Entity, (ii) subject to obtaining the consents referred to in Schedule 5.3, conflict with, violate or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any Divesting Entity under, or to a loss of any benefit of the Business to which Seller or any Divesting Entity is entitled under, any agreement, lease of real estate or license of intellectual property to which Seller or any Divesting Entity is a party or to which its properties or assets are subject and which, in each case, relates solely to, or is necessary for the conduct of, the Business, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets or (iii) assuming compliance with the matters set forth in Sections 5.4 and 6.4, materially violate or result in a material breach of, or constitute a material default under any applicable Law or other restriction of any Governmental Authority in the Territory to which Seller or any Divesting Entity is subject, except, with respect to clause (ii), for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations or accelerations that would not have a Material Adverse Effect.

        Section 5.4    Governmental Authorization.    Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority in the Territory, except for consents, approvals, notices and filings the failure of which to obtain would not be material to the Purchased Assets taken as a whole or to the conduct of the Business.

        Section 5.5    Financial Information.    The Financial Information has been prepared in good faith from the books and records of Seller and the Divesting Entities and fairly presents, in all material respects, as of the dates therein specified and for the periods indicated, the net sales and product contribution (as described therein) of the Purchased Assets in accordance with the accounting principles applied by Seller and the Divesting Entities in their ordinary course of business consistent with past practices.

        Section 5.6    Absence of Material Changes.    Since ***, except as set forth on Schedule 5.6, the Business has been operated in the ordinary course in a manner consistent with past practice and there has not been:

                      (i)  any Material Adverse Effect;

                     (ii)  any sale, lease, license, abandonment or other disposition by Seller or any Divesting Entity of any material assets used solely in the Business or necessary for the conduct of the Business, except (i) in the ordinary course of business, (ii) to Seller or another Divesting Entity or (iii) in connection with the transactions contemplated hereby;

                    (iii)  any acquisition of any material properties or assets that constitute Purchased Assets, other than (A) in the ordinary course of business consistent with past practice or (B) for Purchased Assets that would not reasonably be expected to result in any material Assumed Liabilities;

                    (iv)  any settlement of any material litigation or material claim or waiver of any material claims or rights of material value in a manner that constitutes an Assumed Liability or otherwise is materially adverse to the Business,

                     (v)  any termination, cancellation, amendment, waiver or modification of any Governmental Authorizations;

                    (vi)  any termination of any material contract, agreement or commitment pertaining to the Purchased Assets, the Products or the Business or amendment or waiver of any material provision of or material modification of any material Assumed Contract;

                   (vii)  any abandonment of any material rights relating to any material intellectual property relating to the Purchased Assets, the Products or the Business;

                  (viii)  any settlement of or compromise of any material Tax liability, change in any material respect any Tax election or Tax method of accounting, any new material Tax election or adoption of any material new Tax method of accounting that would affect the Tax treatment of any Purchased Asset on or after the Closing;

                    (ix)  any material change in the level or value of the Inventories;

                     (x)  any material change in the manner of billing of, or the credit lines made available to, any customers of the Business; or

                    (xi)  any agreement or commitment to take any action described in this Section 5.6.

        Section 5.7    No Litigation.

            (a)       Except as set forth on Schedule 5.7, as of the date hereof no Legal Proceeding that (i) is material to the Business or the Purchased Assets, taken as a whole, (ii) would enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets, or the performance by Seller or any of the Divesting Entities, as contemplated by this Agreement or the Ancillary Agreements, or (iii) seeks to impose any material limitation on the ability of Seller or the Divesting Entities to operate the Business or the Purchased Assets as currently conducted, pending against or, to the Knowledge of Seller, threatened in writing against Seller or any Divesting Entity.

            (b)       There is no Governmental Order outstanding against Seller or any of the Divesting Entities, the Purchased Assets or the Business, that is material to the Business, taken as a whole, or imposes any material limitation on the ability of Seller or the Divesting Entities to operate the Business or the Purchased Assets as currently conducted.

        Section 5.8    Compliance with Laws.    Except with respect to Product Registrations (which are the subject of Section 5.9) and except as to matters set forth in Schedule 5.8:

                      (i)  Each of Seller and the Divesting Entities is in material compliance with all Laws applicable to the ownership of the Purchased Assets or operation of the Business, including (i) the FDCA, including the rules and regulations promulgated thereunder, (ii) federal laws and regulations governing a health care benefit program, as defined in 18 U.S.C. §24, and related state or local statutes or regulations, (iii) provincial formulary and drug pricing statutes, including the rules and regulations promulgated thereunder, (iv) federal, state or provincial criminal, civil and administrative Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state, provincial or local Laws), (v) state or provincial licensing, disclosure and reporting requirements and (vi) the Foreign Corrupt Practices Act of 1977, in each case as amended and as applicable; and

                     (ii)  Each of Seller and the Divesting Entities possesses, and is in compliance with, all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess or comply with any such Governmental Authorization would not be material to the operation of the Business.

        Section 5.9    Product Registrations.    Schedule 5.9 sets forth a list of all Governmental Authorizations granted to Seller or any Divesting Entity by, or applications therefor pending with, any Governmental Authority in the Territory to manufacture, market, import, distribute and/or sell any of the Products in the Territory (the "Product Registrations"), except for those Governmental Authorizations that the failure to possess would not be material to the operation of the Business taken as a whole.

        Section 5.10    Material Contracts.    Schedule 5.10 sets forth, as of the date of this Agreement, each contract, agreement and commitment to which Seller or any Divesting Entity is a party that relates solely to the Products and that is material to the Business (each, a "Material Assumed Contract"). Seller has made available to Purchasers true and complete copies of all Material Assumed Contracts. Seller has made available to Purchaser a redacted copy of any contract that primarily but not solely relates to the Products (a "Shared Contract"). Except as disclosed in Schedule 5.10, (i) each Material Assumed Contract is valid and binding on Seller or the Divesting Entity that is a party thereto and, to the Knowledge of Seller, the other party thereto, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), (ii) neither Seller nor any Divesting Entity or, to the Knowledge of Seller, any other party thereto is in material breach of, is in material default under, or has delivered a notice of termination of, any Material Assumed Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default and (iii) no Assumed Contract limits the freedom of the Business to compete in any material line of business or any material geographic area that would be binding on Purchasers following the Closing.

        Section 5.11    Intellectual Property.    The Intellectual Property Schedules set forth, as of the date of this Agreement, all Transferred Patents, Transferred Trademark Rights (other than the Unscheduled Trademark Rights), Transferred Domain Names and Transferred Intellectual Property Licenses that are owned or held by Seller or any Divesting Entity, or to which Seller or any Divesting Entity is a party, and that, in each case, are necessary to or otherwise used or held for use in the conduct of the Business. Except as set forth on Schedule 5.11 and subject to Section 2.12, (i) the Transferred Intellectual Property is enforceable, valid and subsisting and, to the Knowledge of Seller, there is no objection or claim being asserted or threatened by any Person challenging the scope, ownership, validity or enforceability of any Transferred Intellectual Property, (ii) on the date of this Agreement, one or more of Seller or the Divesting Entities is, and at the Closing, Seller or one or more of the Divesting Entities will be, (A) the sole and exclusive beneficial and, with respect to applications and registrations, record owner of (and with respect to Transferred Intellectual Property that is licensed to it, holder of a valid right or license to use) the Transferred Intellectual Property and (B) to the Knowledge of Seller, the beneficial owner of the Licensed Know-How, (iii) no license of any kind relating to any Transferred Intellectual Property has been granted by Seller or any Divesting Entity (except for non-exclusive licenses to customers and suppliers in the ordinary course of business), and (iv) the Transferred Intellectual

Property is free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 5.11, (i) to the Knowledge of Seller, the Business as currently operated, and the conduct of the Business as conducted since *** (including the use of the Licensed Know-How), does not infringe, misappropriate or otherwise violate or conflict with, and has not infringed, misappropriated, or otherwise violated or conflicted with, the intellectual property of any Person and (ii) no claim, action, investigation or proceeding is pending, or, to the Knowledge of Seller, has been threatened (including in the form of offers, invitations to obtain a license or cease-and-desist letters) claiming that the Business as currently operated, or as operated since *** (including the use of the Licensed Know-How), infringes, misappropriates or otherwise violates or conflicts with, or has infringed, misappropriated or otherwise violated or conflicted with, the intellectual property of any Person. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property or Licensed Know-How. Each Transferred Intellectual Property License is valid and binding on Seller or the Divesting Entity that is a party thereto and, to the Knowledge of Seller, the other party thereto, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and neither Seller nor any of the Divesting Entities nor, to the Knowledge of Seller, any other party to any material Transferred Intellectual Property License is in breach thereof or in default thereunder, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach thereof or default thereunder. The Seller, and each Divesting Entity, takes commercially reasonable measures to protect the confidentiality of trade secrets and confidential information material to the conduct of the Business and owned, used or held for use in the conduct of the Business by the Seller or any Divesting Entity, and to the actual Knowledge of Seller (without any inquiry), there has not been any disclosure of any material trade secret or confidential information owned, used or held for use in the conduct of the Business to any Person in a manner that has resulted in the loss of such trade secret or other rights in and to such information. To the Knowledge of Seller, no funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Transferred Intellectual Property. To the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Seller's, or any Divesting Entity's, right to own, use or hold for use any of the Licensed Know-How with respect to its use in the conduct of the Business.

        Section 5.12    Title to Purchased Assets.    (a) Except as set forth on Schedule 5.12, the Seller and Divesting Entities own, lease or have the legal right to use all of the Purchased Assets. Except as disclosed on Schedule 5.12, the Seller and Divesting Entities have good title to all the Purchased Assets free and clear of all Liens, except for Permitted Liens.

            (b)       This Section 5.12 does not relate to Product Registration, intellectual property or regulatory matters, which are the subject of Section 5.9, Section 5.11 and Section 5.20, respectively.

        Section 5.13    Product Liability.    From *** through the date hereof, no Legal Proceedings related to product liability, including those for consumer fraud and economic loss, have been initiated against Seller or any of the Divesting Entities or their agents and, to the Knowledge of Seller, no such Legal Proceedings have been threatened or filed against Seller or any of the Divesting Entities relating to any of the Products or product candidates developed, tested, manufactured, marketed, distributed or sold by Seller or any of the Divesting Entities.

        Section 5.14    Inventory.    Schedule 5.14 sets forth Seller's good faith estimate of the amount of Inventories that would constitute Damaged Inventory if, solely for the purposes of this Section 5.14, the Closing Date were deemed to be the date hereof.

        Section 5.15    Suppliers and Customers.    Schedule 5.15 sets forth, as of the date hereof (a) the top *** active pharmaceutical ingredient suppliers of the Business (determined based on aggregate purchases for the twelve (12) month period ended December 31, 2010), (b) each supplier who constitutes a sole source of supply to the Business and (c) the top *** customers of the Business (determined based on aggregate sales for the twelve (12) month period ended December 31, 2010). As of the date hereof, no such supplier or customer has canceled, otherwise terminated or, to the Knowledge of Seller, threatened to cancel, otherwise terminate or otherwise materially and adversely modify its relationship with the Business.

        Section 5.16    Sufficiency of Assets.    Except (w) as set forth on Schedule 5.16, (x) for the exclusion of the Excluded Assets described in clauses (i)-(xiv) of Section 2.3, (y) for software and information technology systems and (z) for the Shared Contracts and other assets subject to Section 7.13, the Purchased Assets (including the Inventory) and Purchasers' rights under this Agreement and the Ancillary Agreements (assuming receipt of all consents required for the transfer of the Assumed Contracts necessary to conduct the Business) will constitute all of the intellectual property, rights, assets and licenses that are necessary for Purchasers to conduct the Business (assuming Purchasers provide all corporate level services of the type currently provided to the Business by Seller and its Affiliates) immediately following the Closing in a substantially similar manner as the Business was operated by Seller since ***, except in respect of the manufacture and packaging of the Products. In the event this Section 5.16 is breached because Seller or any Divesting Entity has in good faith failed to identify any assets used in the Business, such breach shall be deemed cured if Seller or the applicable Divesting Entity promptly transfers such assets to either Purchaser (or otherwise transfers the benefits and burdens of such assets) at no additional cost or expense to such Purchaser.

        Section 5.17    Tax Matters.

            (a)       Seller and its Affiliates have paid on a timely basis all Taxes relating to the Purchased Assets and the Business that are due and payable, except for such Taxes that are being contested in good faith by appropriate proceedings and are disclosed on Schedule 5.17(a). There are no Liens with respect to Taxes upon any of the Purchased Assets, other than statutory Liens for current Taxes not yet due and payable.

            (b)       There are no pending, or to the Knowledge of Seller threatened, audits, investigations, disputes, notices of deficiency, claims or other actions or proceedings for or relating to any Taxes of Seller or any of its Affiliates which could reasonably be expected to result in any Liens on any Purchased Asset or result in any liability of Purchasers or any of their Affiliates for any Tax.

        Section 5.18    Employees and Employee Benefit Plans.

            (a)       Schedule 5.18(a) sets forth a complete list of the material Seller Compensation and Benefit Plans. Seller has made available to Purchasers or their Representatives current and complete copies of all such written Seller Compensation and Benefit Plans, as amended to date.

            (b)       Seller and its Affiliates have complied in all material respects with all obligations owed to the OD Employees under applicable Laws or under the terms of Seller Compensation and Benefit Plans.

            (c)       As of the date hereof, none of the OD Employees has received or given any notice terminating his or her employment.

            (d)       The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle any Transferred Employee to severance pay under the terms of any Seller Compensation and Benefit Plan.

        Section 5.19    Labor Matters.    Seller has not been and is not a party to or bound by any labor agreements, collective bargaining agreements, or any other labor-related agreements or arrangements with any labor union or labor organization that pertain to any of the OD Employees. To the actual Knowledge of Seller (without any inquiry), there is no labor union organizing activities with respect to any OD Employees. Seller has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local Laws requiring notice to employees in the event of a closing or layoff which remains unsatisfied with respect to any OD Employees.

        Section 5.20    Regulatory Matters.

            (a)       Except as has not been, and would not reasonably be expected to be, materially adverse to the Business, (i) Seller and all Divesting Entities hold all Product Registrations, necessary for the lawful operation of the Business including all applicable authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations promulgated thereunder, and any other the Food and Drugs Act, as amended (the "Food and Drugs Act"), and any other authorization required by Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, sale or distribution, sale, import or export, as applicable, of each of the Products in the Territory (any such

Governmental Authority, a "Regulatory Agency") and (ii) all such Product Registrations are valid and in full force and effect. Since ***, except as set forth in Schedule 5.20(a), there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, of any Product Registration, except as has not had and would not reasonably be expected to be materially adverse to the Business. Seller and each of the Divesting Entities are in compliance in all material respects with the terms of all Product Registrations, and no event has occurred that, to the Knowledge of Seller, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Product Registration, except as has not been and would not reasonably be expected to be materially adverse to the Business.

            (b)       With respect to the Business, each of Seller and the Divesting Entities are in compliance in all material respects with the terms of the ***.

            (c)       Neither Seller nor any of the Divesting Entities has received any written information from the FDA which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA relating to the Business.

            (d)       Seller and the Divesting Entities, as applicable, have completed and filed all reports, documents, claims, permits and notices required by any Regulatory Agency in order to maintain the Product Registrations, except where failure to file such reports would not have a Material Adverse Effect. To the Knowledge of Seller, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). With respect to the Business, neither Seller nor any of the Divesting Entities, nor any officer, employee, agent or distributor of Seller or any of the Divesting Entities, has made an untrue statement of a material fact or a fraudulent statement to the FDA failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA, or any other Regulatory Agency to invoke any similar policy. With respect to the Business, neither Seller nor any of the Divesting Entities, nor any officer, employee, agent or distributor of Seller or any of the Divesting Entities, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. With respect to the Business, neither Seller nor any of the Divesting Entities, nor any officer, employee, agent or distributor of Seller or any of the Divesting Entities, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program. No Regulatory Agency has commenced or, to Knowledge of Seller, threatened to initiate any action alleging any violations of any federal, state or local or any payor "fraud and abuse," consumer protection and false claims statutes and regulations or any pricing or rebate reporting requirements or to seek exclusion, whether voluntary or otherwise, of Seller, its employees, and/or Seller's Relevant Affiliates from participation in any federally or state-funded program. Neither Seller nor, to Knowledge of Seller, any employee of Seller or Divesting Entity, has received any written notice to such effect.

            (e)       Since ***, each of Seller and the Divesting Entities have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, field corrections, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, investigator notice, safety alert, or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product. Each of Seller and the Divesting Entities are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold by Seller or the Divesting Entities, (ii) a change in the marketing classification or a material change in the labeling of any such Products, or (iii) a termination or suspension of the marketing of such Products.

            (f)        Since ***, neither Seller nor any of the Divesting Entities has received any written notice that any Regulatory Agency has (i) commenced, or threatened to initiate, any action to request the recall of any Product sold or intended to be sold by Seller or the Divesting Entity, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product sold or intended to be sold by Seller or the Divesting

Entities or (iii) issued any demand letter, finding of deficiency or non-compliance or adverse inspection report in respect of any Product or the Business.

            (g)       Since ***, except as set forth on Schedule 5.20, neither Seller nor any of the Divesting Entities has received any warning letters from the FDA or any other Regulatory Agency regarding inappropriate advertising or marketing of a Product or any written notice of any actual or potential violation of law or regulation with respect to any Product or product candidate, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

            (h)       Since ***, except as set forth on Schedule 5.20, there have been no audits, inspections, examinations or, to the Knowledge of Seller, investigations of records by a Governmental Authority (other than in respect of Taxes) relating to the Business or the Purchased Assets.

        Section 5.21    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of the Divesting Entities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

            As of the date hereof and, with respect to Sections 6.1, 6.2, 6.3 and 6.7 only, as of the Closing Date, each Purchaser, severally but not jointly represents and warrants to Seller as follows:

        Section 6.1    Organization.    Products Purchaser is an international society with restricted liability duly organized, validly existing and in good standing under the Laws of Barbados. Inventory Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

        Section 6.2    Authority; Binding Effect.    (a) Each Purchaser has all requisite corporate power and authority to own and operate its respective properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by such Purchaser of this Agreement and the Ancillary Agreements and the performance by such Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of such Purchaser, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the boards of directors of such Purchaser approving the execution, delivery and performance of this Agreement and all Ancillary Agreements by such Purchaser. No approval of such Purchaser's respective shareholders is necessary for such Purchaser to execute and deliver this Agreement or any Ancillary Agreements or perform the transactions contemplated hereby or thereby.

            (b)       This Agreement has been, and on the Closing Date each of the Ancillary Agreements will be, duly executed and delivered by such Purchaser and, assuming the valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

        Section 6.3    Non-Contravention.    The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by such Purchaser and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificates of incorporation, bylaws or other organizational documents of such Purchaser, (ii) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Purchaser or any of its Affiliates under, or to a loss of any benefit to which such Purchaser or any of its Affiliates is entitled under, any agreement, lease of real estate or license of intellectual property to which such Purchaser or any of its Affiliates are a party or to which its properties or assets are subject, or (iii) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which such Purchaser is subject, except, with respect to clauses (ii) and (iii), for any violations, breaches, defaults, conflicts, losses, Liens, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a material and adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby (a "Purchaser Material Adverse Effect").

        Section 6.4    Governmental Authorization.    Except as set forth on Schedule 6.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain or make would not be material.

        Section 6.5    Financial Capability.    On the Closing Date, the Purchasers, collectively, will have sufficient cash to pay the Purchase Price at the Closing on the terms and conditions contemplated by this Agreement.

        Section 6.6    Condition of the Business.    (a) Each Purchaser and its Representatives are knowledgeable about the industries in which Seller operates and are experienced in the acquisition and management of similarly situated businesses. Each Purchaser acknowledges and agrees that (i) it is purchasing the Purchased Assets based on the results of its own independent inspections and investigations and the representations and warranties of Seller expressly set forth in this Agreement, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement or the Ancillary Agreements and (ii) except as otherwise set forth in this Agreement or the Ancillary Agreements, the Purchased Assets are sold "as is, where is" and it accepts the Purchased Assets in the condition they are in and at the place where they are located on the Closing, subject to the terms and conditions hereof. In light of these inspections and investigations and the representations and warranties expressly made to Purchasers by Seller herein, Purchasers are relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement, the Ancillary Agreements and the certificates delivered pursuant hereto. Any claims Purchasers may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller or the Divesting Entities expressly set forth in this Agreement, the Ancillary Agreements and the certificates delivered pursuant hereto. ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE FOREIGN LAWS), ARE HEREBY WAIVED BY EACH PURCHASER. Further, each Purchaser acknowledges and agrees that, notwithstanding Section 2.1(a)(iii) but subject to Section 7.3(a), it is Purchaser's responsibility to apply for its own Product Registrations to the relevant Governmental Authorities where it is not within the power of Seller or the applicable Divesting Entity to directly transfer the existing Product Registrations (or currently pending applications therefore) directly to such Purchaser.

        Section 6.7    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Purchaser or any of its Affiliates.

ARTICLE VII

COVENANTS

            Section 7.1    Information and Documents.    (a) From time to time prior to the Closing, upon reasonable advance notice in writing and to the extent permitted by applicable Law, Seller shall, and shall cause the Divesting Entities to, (x) permit Purchasers and their Representatives to have reasonable access, during normal business hours, to properties, assets, books, records, agreements, documents, data, files and personnel, in each case to the extent relating to the Business, as may reasonably be requested by Purchasers (it being understood that any request for direct access to Seller's computer systems shall be deemed unreasonable); provided, however, that such access shall not unreasonably interfere with Seller's or any Divesting Entity's operation of their respective businesses, including the Business; and provided, further, that Seller may restrict the foregoing access to the extent that (i) in the reasonable judgment of Seller (after consulting with counsel), such access or provision of information would result in a violation of confidentiality obligations to a third party, (ii) disclosure of any such information would result in disclosure of any proprietary information or trade secrets of Seller or any other Person (other than with respect to the Business) or (iii) disclosure of any such information would result in the loss or waiver of any attorney-client privilege; and provided, further, that Seller may redact any material provided under this Section to the extent such material relates to any assets or products other than the

Purchased Assets, the Business and the Products; and (y) furnish Purchasers and Representatives with such reasonable financial and operating data and other information that is available with respect to the Purchased Assets, the Business or sale of the Products (or consent to authorize Purchasers to obtain appropriate records from any Governmental Authority) as Purchasers may from time to time reasonably request, including arranging for interviews and meetings during normal business hours on a Business Day and upon reasonable notice.

            (b)       All information (including any offering or summary memorandum) received by Purchasers and given by or on behalf of Seller or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby will be held by Purchasers and their Representatives as "Information," as defined in, and pursuant to the terms of, the Confidentiality Agreement.

            (c)       Without limiting the foregoing, Seller shall cause the electronic dataroom relating to the Business to remain available to Purchasers at all times until the later of (x) the date on which Seller causes an electronic copy of all of the materials in such dataroom to the extent relating to the Business on compact disc media to be delivered to Purchasers and (y) the Closing Date.

        Section 7.2    Conduct of Business.    From and after the date hereof and until the Closing, except (i) as set forth on Schedule 7.2 or as otherwise expressly contemplated by this Agreement or (ii) as Purchasers shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Seller agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary course of business consistent in all material respects with past practice and in compliance in all material respects with all applicable Laws, pay or perform all material obligations relating to the Business as they become due and owing in the ordinary course of business, and will use, and cause the Divesting Entities to use, commercially reasonable efforts to preserve intact the Business and related relationships with employees, customers, suppliers, regulators and other third parties. From and after the date hereof and to the Closing, except (i) as set forth on Schedule 7.2 or as otherwise expressly contemplated by this Agreement or (ii) as Purchasers shall otherwise consent in writing (which consent shall not be unreasonably withheld), Seller covenants and agrees that, with respect to the Business, it shall not, and shall cause the Divesting Entities not to:

  (a)
  sell, pledge, dispose of, transfer, lease, license, encumber or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of any assets that are (or would otherwise be) Purchased Assets, other than (i) sales of Inventory in the ordinary course of business consistent in all material respects with past practice or (ii) Permitted Liens;

  (b)
  acquire any material properties or assets that would be Purchased Assets other than in the ordinary course of business consistent with past practice and except for Purchased Assets that would not reasonably be expected to result in the assumption by Purchasers of material Assumed Liabilities at the Closing pursuant to the terms of this Agreement;

  (c)
  settle any litigation or material claim or waive any material claims or rights of material value in a manner that would constitute an Assumed Liability or otherwise be materially adverse to the Business from and after the Closing;

  (d)
  enter into any material new contract, agreement or commitment that would be an Assumed Contract or renew any Assumed Contract (other than renewals of (x) any agreements set forth on Schedule 7.2, (y) any agreements having a term of less than *** and (z) any agreements that are cancelable upon *** notice without any liability);

  (e)
  terminate, waive any material provision of, or amend or otherwise modify in any material respect any Assumed Contract;

  (f)
  except as may be required pursuant to applicable Law or plans in effect as of the date hereof, enter into, terminate or modify *** as such plans relate to any OD Employees or grant any bonuses, salary or wage increase, or otherwise increase the compensation payable to any OD Employee, in each case other than in the ordinary course of business that are not targeted at OD Employees;

  (g)
  terminate, reassign, transfer or otherwise materially modify the duties of any OD Employee (in each case other than for cause) or, other in the ordinary course of business, hire any individual or transfer any individual so that such individual becomes an OD Employee;

  (h)
  fail to take any material action necessary to protect or maintain the Transferred Intellectual Property or to prosecute any pending applications for Transferred Patents and Transferred Trademark Rights or file any documents or other information or pay any maintenance or other fees related thereto;

  (i)
  dispose of or permit to lapse any rights to any Transferred Intellectual Property;

  (j)
  intentionally disclose or agree to disclose to any Person, other than representatives of the Purchasers or Seller, any material trade secret primarily relating to the Business owned by Seller;

  (k)
  with respect to the Business, (i) make any change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with past practice, (ii) enter into any material business practices, programs or long-term allowances not previously used in the ordinary course of business, or (iii) engage in the practice of "channel stuffing" or any similar program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that in each case is intended or would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns consistent with past course of dealing with the Business during the twelve (12) months prior to the date hereof;

  (l)
  communicate with any OD Employees regarding the compensation, benefits or other treatment that they will receive from either of the Purchasers in connection with the transactions contemplated hereby, unless any such communications have been reviewed and approved in advance in writing by Purchasers;

  (m)
  terminate, cancel, permit to lapse, amend, waive or modify any Governmental Authorizations, except as required by any Governmental Authority or Regulatory Agency;

  (n)
  make any settlement of or compromise any material Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new material Tax election or adopt any material new Tax method of accounting that would in each case adversely affect the Purchasers' Tax treatment of any Purchased Asset on or after the Closing; or

  (o)
  agree, in writing or otherwise, to take or authorize the taking of any of the foregoing actions.

        Section 7.3    Efforts to Consummate; Certain Governmental Matters.    (a) Upon the terms and subject to the conditions herein provided (including Section 2.2), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including all actions and all things necessary for it (i) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority in the Territory), (ii) to satisfy the conditions precedent to the obligations of such Party, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority in the Territory or other Person required to be obtained or made by either of the Purchasers, Seller or any Divesting Entity in connection with the acquisition of the Purchased Assets, the assumption of Assumed Liabilities or the taking of any other action contemplated by this Agreement, (iv) to prevent any Governmental Order or any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (v) to effect all registrations, filings and transfers (to the extent transferable) of Governmental Authorizations necessary for the operation of the Business. Without limiting any of the Parties' obligations hereunder, Purchasers shall determine and direct the strategy by which the Parties will seek such required consents, authorizations, orders, approvals or exemptions, provided that prior to taking any strategic decisions Purchasers shall consult with Seller. Without limiting the generality of the undertakings pursuant to this Section 7.3(a), Seller and Purchasers agree to provide or cause to be provided promptly to each Governmental Authority in the Territory with regulatory jurisdiction over enforcement of any applicable Competition Laws information and documents requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the acquisition of the Purchased Assets in the Territory, the assumption of Assumed Liabilities and the other transactions contemplated by this Agreement.

            (b)       Subject to appropriate confidentiality protections, each Party will furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing and will keep the other Party reasonably informed with respect to any consent, authorization, order or approval of, or exemption by or sought from, any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

            (c)       At a date to be mutually agreed upon by the Parties hereto, but no later than *** Business Days after the date of this Agreement, the Parties shall make the filings required of such Party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (d)       Any notification, filing or submission made pursuant to this Section 7.3 shall be made in a timely manner and in full compliance with applicable Law.

        Section 7.4    Employee Matters.

            (a)       From the date of this Agreement until the Closing, Purchasers shall consult with Seller and obtain Seller's written consent before distributing any communications to any employees of Seller, including employees of OD, whether relating to employee benefits, post-Closing terms of employment or otherwise.

            (b)       With respect to each employee of Seller listed on Exhibit E hereto (the "OD Employees"), Exhibit E sets forth a description of such employees' respective job title, hire date and current base salary or hourly rate and target bonus. Exhibit E also lists OD Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers' compensation legislation, and, if available, the expected date of return of each such OD Employee (each, an "Inactive OD Employee"). Not less than *** days after the date of this Agreement, ***. OD Employees who have accepted such offer of employment no later than the Closing Date and who are employed by the Seller or one of its Affiliates on the Closing Date (or, with respect to Inactive OD Employees, on the date such employee returns to active service), are referred to herein collectively as the "Transferred Employees."

            (c)       With respect to each Transferred Employee, for the *** period following the Closing, Employer hereby agrees to:

                      (i)  provide to each Transferred Employee (A) ***; and

                     (ii)  ***.

            (d)       Without limiting the generality of Section 7.4(c), with respect to each Transferred Employee, terminated during the *** period immediately following the Closing Date, Employer shall provide severance benefits to each Transferred Employee that are ***; provided, that if, during the *** period immediately following the Closing Date, any Transferred Employee should resign in connection with a refusal to accept a relocation prohibited by Section 7.4(c)(ii), then Employer shall be deemed to have terminated such Transferred Employee's employment, and such Transferred Employee shall be entitled to severance benefits under this Section 7.4(d). For purposes of the immediately preceding sentence, in computing any severance or termination benefits to which any Transferred Employee is entitled under this Section 7.4(d), ***.

            (e)       With respect to each Transferred Employee, effective following the Closing, Employer shall, and shall cause its Affiliates to, ***.

            (f)        Seller shall retain liability to the Transferred Employees who are sales force employees for any bonus accrued or any discretionary bonus payable to such Transferred Employee in connection with the bonus compensation plan for such Transferred Employee with respect to periods on and prior to the Closing Date and shall pay such amounts in accordance with such plan; provided, that, after Closing, Purchaser shall retain liability to all other Transferred Employees set forth on Exhibit E. Unless otherwise required by Law, in accordance with the internal policies of Seller or any agreement applicable to any of the Transferred Employees, Seller or its Affiliates shall pay ***.

            (g)       For purposes of allocating Liabilities under Section 2.4 and Section 2.5, (i) Liabilities with respect to accidental death and dismemberment, disability, life and other similar benefits shall be treated as incurred when the event giving rise to such claim occurred and (ii) Liabilities with respect to medical, dental, and other similar benefits when the services with respect to such claim are rendered; provided, however, any claim above that relates to a continuous period of hospitalization shall be deemed to be incurred at the commencement of such period of hospitalization.

            (h)       The provisions contained in this Agreement with respect to OD Employees are included for the sole benefit of the respective Parties and shall not create any third-party beneficiary right in any other Person, including any OD Employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed to create any right to employment or continued employment or to a particular term or condition of employment with either of the Purchasers, Seller or any of their respective Affiliates. Nothing in this Section 7.4 or any other provision of this Agreement (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of either of the Purchasers or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

            (i)        From the date of this Agreement until the Closing Date, Seller shall cooperate with Purchasers in providing such information as Purchasers reasonably request in order to comply with their obligations under this Section 7.4 subject to applicable Law.

        Section 7.5    Litigation Support.    Following the Closing, Purchasers and their Affiliates, on the one hand, and Seller and the Divesting Entities and their respective Affiliates, on the other hand, will reasonably cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets, the Products, this Agreement or the Ancillary Agreements, the transactions contemplated hereby or thereby or the Business for which the other Party has responsibility under this Agreement by providing the other Party and such other Party's legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Business and the Purchased Assets as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with Purchasers' or their Affiliates', or Seller or its Affiliates', as the case may be, respective businesses; and provided, further, that either Party may restrict the foregoing access to the extent that (i) such restriction is required by applicable Law, (ii) such access or provision of information would result in a violation of confidentiality obligations to a third party or (iii) disclosure of any such information would result in the loss or waiver of the attorney-client privilege. The requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to third parties in performing its obligations under this Section 7.5.

        Section 7.6    Trade Notification.    Prior to the Closing Date, Seller and Purchasers shall agree in writing on the method and content of the notifications to customers and suppliers of the sale of the Purchased Assets to Purchasers. Purchasers and Seller shall not make any communications or other notices to customers and suppliers of the transactions contemplated herein prior to the date of, or inconsistent with the terms of, such written agreement.

        Section 7.7    Use of Seller Names and Excluded Trademarks.    (a) Seller grants a non-exclusive right and license to Purchasers for a period of *** to use the Seller Names, the Universal Product Codes ("UPCs") for each of the Products, the National Drug Codes ("NDCs"), if any, for each of the Products and the Excluded Trademarks to the extent necessary to allow Purchasers and their Affiliates and their designees to market, distribute and sell the Products in the Territory, utilizing the labels and packaging, advertising, marketing, sales and promotional materials, in each case, existing on the Closing Date.

            (b)       Promptly upon the expiration of the period set forth in Section 7.7(a), Purchasers shall, and shall cause their Affiliates to, destroy and dispose of all labels and all packaging, advertising, marketing, sales and promotional materials, in each case in its possession or subject to its control, bearing any Seller Names, UPCs, NDCs or Excluded Trademarks; provided, however, that the *** period specified in Section 7.7(a) shall not restrict Purchasers and their Affiliates from selling the Inventories acquired by Inventory Purchaser on the Closing Date or otherwise acquired through any Product purchase order specified in Section 2.1(a)(i) after such period.

            (c)       In no event shall Purchasers use any Seller Names, UPCs, NDCs or Excluded Trademarks in any manner or for any purpose different from the use of such Seller Names, UPCs, NDCs and Excluded Trademarks by Seller and its Affiliates immediately prior to the Closing Date to package, market, distribute and sell the Products in the Territory.

            (d)       Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title or interest in any trademark, name or logo of any third party.

        Section 7.8    Further Assurances.    From time to time after the Closing, and for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in Purchasers and their designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including transferring, at no additional cost to Purchasers, any Purchased Asset contemplated by this Agreement to be transferred to Purchasers at the Closing and that was not so transferred at the Closing); provided, however, that Purchasers shall prepare and deliver for execution any and all necessary assignments with respect to the Transferred Intellectual Property within *** after the Closing Date, which *** period may be extended for an additional reasonable period of time by Purchasers with the consent of Seller (which consent shall not be unreasonably denied). Purchasers agree that, following the Closing, they shall promptly prepare any such additional instruments or documents necessary to assign, convey or transfer the Transferred Intellectual Property. For the avoidance of doubt, Seller and the Divesting Entities shall have no obligation to maintain any of the Transferred Intellectual Property after the Closing (except to the extent that any Transferred Intellectual Property is not transferred to Purchasers on the Closing Date).

        Section 7.9    Assistance in Collecting Certain Amounts.    (a) For a period of *** from and after the Closing Date, Purchasers shall cooperate with Seller and its Affiliates, and Seller shall consult with Purchasers in connection with Seller's and each Divesting Entity's collection of all Accounts Receivables related to the Products, including those that are not evidenced by instruments or invoices, existing as of the Closing and relating to the Products shipped or sold by Seller or such Divesting Entity prior to the Closing, and Purchasers shall remit promptly to Seller any payments or other sums received by Purchasers that relate to any sales, shipments or other matters occurring prior to the Closing or that otherwise are Excluded Assets or property for the account of Seller or any Divesting Entity. If, after the Closing, Seller or any Divesting Entity wishes to make a claim or otherwise take action with respect to any Excluded Asset or any Retained Liability, Purchaser shall, and shall cause its Affiliates to, assist, cooperate and consult with Seller or any such Divesting Entity with respect to such actions; provided, that (i) Seller or any such Divesting Entity shall reimburse Purchaser for all reasonable out of pocket expenses incurred by Purchaser and its Affiliates in complying with this Section 7.9 and (ii) Purchasers shall not be required to take any action that is reasonably likely to materially adversely impact their relationship with their customers or suppliers, including those suppliers and customers acquired as a result of this transaction. Seller shall, and shall cause the Divesting Entities to, remit promptly to Purchaser any payments or other sums received by Seller or any Divesting Entity after the Closing and relating to the Products sold after the Closing; provided, that Purchaser shall promptly reimburse Seller for all reasonable out of pocket expenses incurred by Seller and each Divesting Entity in complying with its obligations under this Section 7.9.

            (b)       Payments Under Assumed Contracts

                      (i)  If, prior to the Closing Date, Seller (or any of the Divesting Entities) receives any deposit or payment relating to obligations under any Assumed Contracts to be satisfied by Purchasers after the Closing, then Seller (or the Divesting Entity) shall pay to the applicable Purchaser, within twenty (20) Business Days from the Closing Date, an amount equal to the portion of such deposit or payment in advance that relates to the obligations to be performed by such Purchaser.

                     (ii)  If, prior to the Closing Date, Seller (or any of the Divesting Entities) received any good or service which is billed to Purchasers, upon request and the presentation of reasonable supporting documentation, Seller shall reimburse the applicable Purchaser for the amount of such payment within thirty (30) days from the date of such request.

                    (iii)  If, prior to the Closing Date, Seller (or any of the Divesting Entities) makes any deposit or payment in respect of supplies of goods not received prior to Closing under any Assumed Contract, the applicable Purchaser shall reimburse to Seller (or the Divesting Entity), within twenty (20) Business Days from the Closing Date, an amount equal to the portion of such deposit or payment that relates to the goods to be received after the Closing Date by Purchaser.

        Section 7.10    Bulk Transfer Laws.    Purchasers acknowledge that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and hereby waives compliance therewith.

        Section 7.11    Non-Competition.    Except in accordance with the terms and conditions of Section 2.2(b) and the Ancillary Agreements and subject to applicable Law, for a period of *** after the Closing Date, Seller shall not, and shall cause its subsidiaries and the Divesting Entities not to, *** (collectively, "Competing Business"); provided, however, that ***. Seller acknowledges that (i) the agreements in this Section 7.11 (the "Restrictive Covenants") impose a reasonable restraint in light of the activities and business of Seller and its Affiliates on the date of this Agreement and the current business of Purchasers, Seller and their respective Affiliates; and (ii) monetary damages would not be an adequate remedy for any breach of the Restrictive Covenants and that Purchasers shall therefore be entitled to specific performance of the Restrictive Covenants in accordance with Section 10.12 (but subject to Section 10.11) to prevent any violations thereof.

        Section 7.12    Insurance.    From the Closing Date, the coverage under all insurance policies related to the Purchased Assets and the Business shall continue in force only for the benefit of the Seller and its Affiliates and not for the benefit of Purchasers or any of their Representatives. Purchasers agree to arrange for their own insurance policies (which may include self-insurance) with respect to the Purchased Assets and the Business covering the period after the Closing Date and agrees not to seek, through any means, to benefit from any insurance policies of Seller or any of its Affiliates that may provide coverage for claims relating in any way to the Purchased Assets or the Business.

        Section 7.13    Licenses and Additional Rights.

            (a)       Effective as of the Closing, Seller hereby grants to Purchasers a perpetual, irrevocable, transferable, sublicensable, non-exclusive, paid-up, royalty-free right and license to use the Licensed Know-How of Seller, and any Divesting Entity, for the manufacture, distribution, marketing, use and sale of the Products in the Territory.

            (b)       To the extent that Seller or any Divesting Entity has any right, asset or other property, whether tangible or intangible, but excluding any contract, license, agreement or commitment, that is necessary in the conduct of the Business, and would be a Purchased Asset hereunder but for the fact such right, asset or other property does not relate solely to the Business, Products or the Purchased Assets, Seller shall, and shall cause each other applicable Divesting Entity to, use commercially reasonable efforts to (i) extract and transfer to the Purchasers, or assign to Purchasers, at the Closing as Purchased Assets all portions of such right, asset or other property that relate solely to the Business, Products or to the Purchased Assets, and (ii) if Seller and any applicable other Divesting Entity are unable to so extract or assign such right, asset or other property, and the acquisition thereof by Purchaser is necessary to conduct the Business following the Closing in a manner consistent with past practices, Seller and Purchasers shall, and Seller shall cause each other applicable Divesting Entity to, use commercially reasonable efforts to enter into an arrangement under which Purchasers are provided the benefits of such right, asset or other property and assume any related obligations; provided, however, that neither Purchasers nor any of their respective Affiliates shall have any right under any such arrangement to directly access any databases or information technology systems of Seller or any Divesting Entity.

            (c)       At Purchasers' request and sole cost and expense, Seller and Purchasers shall, and Seller shall cause the Divesting Entities to, use commercially reasonable efforts to cause the Shared Contracts designated in writing by Purchasers prior to the Closing (the "Designated Shared Contracts") to be replaced, effective as of the Closing Date or as promptly as practicable thereafter, with separate contracts that (a) have *** as the Designated Shared Contracts being replaced except that they apply only to the Business or only to Seller's other businesses and (b) provide that Purchaser shall receive such rights and assume such obligations as are substantially similar to those rights and obligations utilized in the Business under the Designated Shared Contract. The parties hereto shall cooperate and provide each other with reasonable assistance in effecting such separation of the Designated Shared Contracts prior to the Closing and for a period of *** after the Closing Date or, if earlier, until Seller and Purchasers reasonably determine in good faith that such separation cannot be obtained (with no obligation on the part of any party to pay any costs or fees with respect to such assistance). Prior to the Closing, Seller shall have the principal right at its option to negotiate the separation of Designated Shared Contracts with its third party vendors, subject to Purchasers' rights to participate in such negotiations and to approve in writing the replacement contract to which Purchaser will be a party after separation to the extent such contract does not meet the requirements in clauses (a) and (b) of the first sentence of this Section 7.13(c), such approval not to be unreasonably withheld, conditioned or delayed.

        Section 7.14    Supplemental Disclosure.

            (a)       From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX, Seller shall provide prompt written notice (each, a "Seller Notice") to Purchasers of (i) the failure of any of the representations and warranties set forth in Article V to be true and correct, (ii) the occurrence or non-occurrence of any event that would reasonably be expected to result in a Material Adverse Effect, (iii) the cancellation or other termination by any supplier or customer listed on Schedule 5.15 of its relationship with the Business or (iv) other events or conditions, that in the cases of clauses (i), (ii) or (iv) would reasonably be expected to result in the conditions set forth in Article IV not being satisfied on or prior to the Outside Date.

            (b)       In the event Seller delivers a notice to Purchasers that (i) identifies any matter, event or fact which first arises after the date hereof and prior to Closing (a "Subsequent Event"), and (ii) contains an express affirmative statement by Seller that Purchasers have the right to terminate this Agreement pursuant to Section 9.1(iii) as a result of the conditions precedent set forth in Section 4.2(i) not being fulfilled (each such written notification, a "Termination Right Notice"), such Termination Right Notice shall also be accompanied by a supplement to the Schedules specifying such change or changes as are necessary to reflect the Subsequent Event (a "Disclosure Supplement"); provided, however that Seller shall not be permitted to deliver to Purchasers any Termination Right Notice and Disclosure Supplement less than five (5) Business Days prior to the Closing.

            (c)       Any notification of matters, facts or events delivered in any Seller notice pursuant to this Section 7.14 that do not rise to the level to permit Purchasers to terminate this Agreement pursuant to Section 9.1(iii) shall not permit the delivery of a Disclosure Supplement by Seller and shall not limit otherwise existing indemnification rights of the Purchaser Indemnified Parties.

            (d)       As of the Closing, if Purchasers shall have waived their rights to terminate this Agreement with respect to a Termination Right Notice and Disclosure Supplement, then the Schedules shall thereupon be deemed to be amended by such Disclosure Supplement and the Purchasers and all Indemnified Parties that are Affiliates of Purchasers shall be deemed to have waived any claim for indemnification pursuant to Article VIII of this Agreement based on any breach of representation or warranty that would have otherwise existed in the absence of such disclosure solely for the portion of any Subsequent Event disclosed in such Disclosure Supplement; provided, that in the event Purchasers following the Closing become aware of any additional material information that demonstrates that such Termination Right Notice and Disclosure Supplement was materially inaccurate as of the time when it was made, then the Schedules shall thereupon be deemed not to have been amended by such Disclosure Supplement and none of the Purchasers nor any Indemnified Parties shall have been deemed to waive any claim for indemnification they may have against Seller for the portion of any such Subsequent Event disclosed in such Disclosure Supplement.

        Section 7.15    Transfer of Product Registrations, Related Applications and Dossiers.

            (a)       On the Closing Date, Seller shall deliver a letter to the FDA transferring the rights to the Product Registrations to Products Purchaser (or its designate) and a letter to the FDA, Division of Drug Marketing, Advertising and Communication, notifying it of the transfer of the Product Registrations to Products Purchaser (or its designate). On the Closing Date, Products Purchaser shall deliver a letter to the FDA assuming responsibility for the Product Registrations from Seller and a letter to the FDA, Division of Drug Marketing, Advertising and Communication, notifying of the transfer of the Product Registrations from Seller to Products Purchaser (or its designate). As soon as practical after the Closing Date and in no event more than sixty (60) days following the Closing Date, Seller shall deliver to Products Purchaser, or its Affiliate as directed by Products Purchaser, in physical and electronic form, the Registration Information.

            (b)       With respect to any Product that is marketed in the Territory on the basis of an existing Product Registration, the following provisions shall apply:

                      (i)  Seller shall use, and shall cause the Divesting Entities to use, all commercially reasonable efforts to complete the transfer of the corresponding Product Registrations as promptly as practicable after the Closing Date to the benefit of Purchasers or their Affiliates or relevant third party, as proposed and approved in accordance with Section 7.15(a).

                     (ii)  Purchasers or their Affiliates shall use all commercially reasonable efforts to assist Seller in the transfer of such Product Registrations, accept the transfer of the corresponding Product Registrations and formalize with Seller and the Divesting Entities and any applicable Governmental Authority, as promptly as practicable after the Closing Date, all necessary documents. Following the transfer of the Product Registration, Seller shall retain no rights in the Product Registration or Registration Information, including any rights to use or reference.

        Section 7.16    Product Returns, Rebates and Chargebacks.

            (a)       NDC Numbers.    Following the Closing Date, subject to Section 7.7, Purchasers shall use their reasonable best efforts to establish their own NDC numbers with respect to the Products as soon as practicable after the Closing. Purchasers shall register with the FDA to obtain their own NDC numbers with respect to the Products, and shall use all reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Purchasers. Thereafter, Purchasers shall use, or cause to be used, their new NDC numbers on all invoices, orders, drug labels and labeling and other communications with all customers and Governmental Authorities.

            (b)       Product Returns.

                      (i)  Prior to the Closing Date, all returns labeled with Seller's lot numbers shall continue to be sent to Seller. All returns labeled with Purchasers' lot numbers shall be sent to Purchasers and all returns of Transition Lots shall be sent to Purchasers. Returns will be processed in accordance with the then-current returned goods policy of the Party that made the corresponding original sale (which policies shall be provided to the other party prior to the Closing Date).

                     (ii)  From and after the Closing Date, Purchasers shall, or shall cause its distributor to, process and be financially responsible for all returns of Product that is labeled with Purchasers' lot numbers. Seller shall process and be financially responsible for all returns of Product that is labeled with Seller's lot numbers for lots sold prior to the Closing Date. Purchasers shall process and be financially responsible for all returns of Product that is labeled with Seller's lot numbers for lots sold on or following the Closing Date. Purchasers and Seller shall both be financially responsible for returns of the Transition Lots, on a proportional basis equal to the proportion of Product in such Transition Lots sold prior to and on or after the Closing Date (for example, if 40% of the Products in the Transition Lots were sold prior to the Closing Date and the remaining 60% were sold on or after the Closing Date, then Seller shall be responsible for 40% of the costs and expenses associated with the returns of the Transition Lots and Purchasers shall be responsible for the remaining 60% of such costs and expenses).

                    (iii)  For any Product that is returned to one Party but is the processing responsibility of the other Party, the Party receiving the return will destroy, or cause to be destroyed, all such Product and by the tenth (10th) Business Day of each month, provide the other Party a reporting of such Product returned, including documentation sufficient to determine any appropriate customer reimbursement or credit, which shall be processed according to the then-current returned goods policy of the Party that made the corresponding original sale. Each Party shall destroy, or cause to be destroyed, all such returned Product in a manner consistent with applicable law and the costs of such destruction shall not be reimbursed.

            (c)       Government Rebates.

                      (i)  Responsibility for rebates pursuant to any government rebate programs with respect to government claims for Products ("Government Rebates") shall be allocated between Seller and Purchasers as follows:

                  (1)       Seller shall be responsible for (x) all Government Rebates with respect to Products dispensed to patients on or prior to the Closing Date and (y) all Government Rebates with respect to Products dispensed to patients during the *** period following the Closing Date (such period, the "Government Rebate Tail Period").

                  (2)       Purchasers shall be responsible for all Government Rebates with respect to Products dispensed to patients beginning on the day following the expiration of the Government Rebate Tail Period.

                  (3)       It is understood and agreed that Purchasers shall have the right to request through Seller any claims level data (dispense date) contained in any report from a state rebate program which shall be used for purposes of determining the date of such claim or for state rebate dispute purposes. In the event Purchasers determine an invoice or claim for a Government Rebate should be disputed, Seller shall cooperate with Purchasers to dispute such claim or invoice.

                  (4)       To the extent that information related to Government Rebates is received with respect to the calendar quarter that includes the Government Rebate Tail Period following the end of such calendar quarter, and such information does not include a dispense date, (A) Seller shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the sum of the number of days in such calendar quarter represented by the Government Rebate Tail Period plus the number of days in such calendar quarter prior to, and including, the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Government Rebate and (B) Purchasers shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (A) above and (y) the amount of the Government Rebate.

                     (ii)  If either Party (the "Non-Responsible Party") receives an invoice with respect to a Government Rebate that is the responsibility of the other Party (the "Responsible Party"), such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party's behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 1.1(c)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such fifteen (15) day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section 1.1(c)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party's prior written consent; provided, that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party and provided, further, that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

                    (iii)  Subject to Section 1.1(c)(ii), to the extent that a Non-Responsible Party remits payment in respect of Government Rebates which are payable by the Responsible Party, the Responsible Party shall reimburse the other Party on or before the date that is thirty (30) days following receipt of such invoices by such Non-Responsible Party, provided, that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

            (d)       Commercial Rebates.

                      (i)  Responsibility for commercial rebates with respect to Products ("Commercial Rebates") shall be allocated between Seller and Purchasers as follows:

                  (1)       Seller shall be responsible for (x) all Commercial Rebates with respect to Products dispensed to patients on or prior to the Closing Date and (y) all Commercial Rebates with respect to Products dispensed to patients during the *** period following the Closing Date (such period, the "Commercial Rebate Tail Period").

                  (2)       Purchasers shall be responsible for all Commercial Rebates with respect to Products dispensed to patients beginning on the date following the expiration of the Commercial Rebate Tail Period.

                  (3)       To the extent that information related to Commercial Rebates is received with respect to the calendar quarter that includes the Commercial Rebate Tail Period following the end of such calendar quarter, and such information does not include a dispense date, (A) Seller shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the sum of the number of days in such calendar quarter represented by the Commercial Rebate Tail Period plus the number of days in such calendar quarter prior to, and including, the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Commercial Rebate and (B) Purchasers shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (A) above and (y) the amount of the Commercial Rebate.

                     (ii)  If a Non-Responsible Party receives an invoice with respect to a Commercial Rebate that is the responsibility of the Responsible Party, such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party's behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 7.16(d)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such 15-day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section 7.16(d)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party's prior written consent; provided that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party and provided, further, that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

                    (iii)  Subject to Section 7.16(d)(ii), to the extent a Non-Responsible Party remits payment in respect of Commercial Rebates which are payable by the Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices by such Non-Responsible Party, provided that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

                    (iv)  Notwithstanding the foregoing, Purchasers agree that (A) Seller's financial liability for Commercial Rebates shall be limited to those commercial customers with which the Business has a rebate obligation as of the Closing Date, and (B) any payments by Seller with respect to sales after the Closing Date shall be made in accordance with Seller's rebate obligations on the Closing Date with respect to each commercial customer and shall be solely based on the terms and conditions of Seller's agreements with the respective customer, as such terms and conditions existed as of the Closing Date.

            (e)       Chargeback Claims.

                      (i)  Seller shall be financially and legally responsible for all chargeback claims ("Chargeback Claims") related to Products sold by the wholesaler or distributor, as evidenced in the invoice date within the Chargeback Claims, prior to the Closing Date and during the *** period following the Closing Date. Purchasers shall process and be financially and legally responsible for all Chargeback Claims related to Products sold on or after the *** following the Closing Date. The date on which Products shall be deemed to have been sold pursuant to the preceding sentence shall be the date on which it was shipped by the applicable wholesaler. Notwithstanding the foregoing, the Parties acknowledge that the VA National Acquisition Center must approve the removal of Products from Seller's Federal Supply Schedule before the responsibility of processing such claims is transferred from Seller to Purchasers. Until such approval is obtained, Seller shall continue to be responsible for processing the Federal Supply Schedule Chargeback Claims on Purchasers' behalf, and Purchasers shall reimburse Seller for same. Purchasers and Seller agree that (A) Seller's financial liability for the Chargeback Claims shall be limited to those commercial customers with which Seller has chargeback obligations as of the Closing Date, and (B) any such chargebacks issued by Seller shall be made in accordance with terms and conditions of Seller's obligations as of the Closing Date with respect to each customer and shall be solely based on the terms and conditions of Seller's agreements with the respective customer, as such terms and conditions existed as of the Closing Date. Seller shall utilize records from third party rebate administrators to demonstrate which chargebacks relate to Products sold by the wholesaler or distributor, as evidenced in the invoice date within the Chargeback Claims, prior to or during the *** period following the Closing Date for purposes of determining Seller's obligation.

                     (ii)  If a Non-Responsible Party receives a Chargeback Claim that is the responsibility of the Responsible Party, such Non-Responsible Party shall promptly provide a copy of such Chargeback Claim to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such Chargeback Claim to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such Chargeback Claim on the Responsible Party's behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment pursuant to the terms of Section 1.1(e)(iii). If the Responsible Party provides such notice to the Non-Responsible Party within such fifteen (15) day period then the Responsible Party shall promptly initiate a dispute of such Chargeback Claim at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed Chargeback Claim. In the event that a Chargeback Claim is disputed under this Section 1.1(e)(ii) by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such Chargeback Claim without the Responsible Party's prior written consent; provided, that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such Chargeback Claim shall be satisfied by the Responsible Party and provided, further, that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed Chargeback Claim without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

                    (iii)  Subject to Section 1.1(e)(ii), to the extent a Non-Responsible Party processes Chargeback Claims which are the responsibility of Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices by such Non-Responsible Party, provided, that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

            (f)        Filings.    Each Party shall use its *** efforts to file all necessary documentation with Governmental Authorities required as a result of the transactions contemplated by this Agreement (including any necessary documentation with Medicaid, Medicare Part D, PHS 340B, TriCare and VA/DOD).

            (g)       Tail Periods.    To the extent that a wholesale inventory report shows more than six (6) weeks of inventory for the Product, the Government Rebate Tail Period and the Commercial Rebate Tail Period shall be extended by a number of days equal to the number of days in excess of six (6) weeks, as shown on the wholesale inventory report.

        Section 7.17    Correspondence.    From and after the Closing, (i) Seller shall use commercially reasonable efforts to cause to be delivered to Purchasers any mail or other communications received by Seller or its Affiliates from any Person (including the FDA) intended for the Business (including any mail or other communications in respect of the Products, the subject matter of this Agreement and the Ancillary Agreements) and (ii) Purchasers shall use commercially reasonable efforts to cause to be delivered to Seller any mail or other communications received by Purchasers or their Affiliates intended for Seller or its Affiliates and not related to the Business. The provisions of this Section 7.17 are not intended to, and shall not be deemed to, constitute an authorization by Seller or Purchasers to permit the other to accept service of process on its or their behalf and neither Seller nor Purchasers are or shall be deemed to be the agent of the other for service of process purposes.

        Section 7.18    Assistance with Financial Reporting.    During the *** period immediately succeeding the date hereof, upon reasonable written notice, the Seller shall, and shall cause each of the Divesting Entities to, furnish or cause to be furnished to the Purchasers, during normal business hours, provided that such access shall not unreasonably disrupt personnel, operations and properties of the Seller and the Divesting Entities, such information, the properties, assets, books, records, agreements, documents, data, files and personnel of, and such other information relating solely to, the Business and assistance relating to the Business, the Seller and the Divesting Entities as is necessary for any reasonable purpose relating the Business, including financial reporting (including with respect to any Report on Form 8-K, business acquisition report or other filing required in connection with this transaction) and accounting matters. In addition to the foregoing, Seller agrees to provide reasonable assistance to Purchasers, on their request, in connection with any required financial reporting in connection with this transaction, including by preparing special purpose audited financial statements of the Business.

        Section 7.19    OTC Switch, Supply Agreement and Transition Services Agreement.    At the Closing, Seller and Purchasers shall, or shall cause their respective Affiliates to, enter into the OTC Switch Agreement, the Supply Agreement and the Transition Services Agreement. From and after the date hereof and prior to the Closing, each of the Purchasers and Seller shall negotiate in good faith to agree to the terms of (a) the OTC Switch Agreement, (b) the Supply Agreement and (c) the Transition Services Agreement, in each case, which terms shall be mutually agreed by the Parties in good faith.

ARTICLE VIII

INDEMNIFICATION

            Section 8.1    Indemnification by Seller.    Subject to the provisions of this Article VIII, Seller agrees to defend, indemnify and hold harmless Purchasers and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns, from and against any and all penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes, awards and Liabilities, including reasonable attorneys' fees (collectively, the "Losses") to the extent arising from or relating to (i) any Retained Liability, (ii) any breach by Seller or any Divesting Entity of any of its covenants or agreements contained in this Agreement, (iii) any breach of any warranty or representation of Seller or any Divesting Entity contained in this Agreement; or (iv) any event occurring after the Closing, to the extent relating to the period prior to the Closing, in connection with the Products, the Business and the Purchased Assets, including the use, ownership, possession, operation, occupancy, sale or lease of any Purchased Assets prior to the Closing (other than Assumed Liabilities).

        Section 8.2    Indemnification by Purchasers.    Subject to the provisions of this Article VIII, Purchasers agree, severally but not jointly, to defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns, from and against any and all Losses to the extent arising from or relating to (i) any Assumed Liability, (ii) any breach by Purchasers of any of their covenants or agreements contained in this Agreement, (iii) any breach of any warranty or representation of Purchasers contained in this Agreement and (iv) any event occurring after the Closing, to the extent relating to the period after to the Closing, in connection with the Products, the Business and the Purchased Assets, including the use, ownership, possession, operation, occupancy, sale or lease of any Purchased Assets after the Closing (other than Retained Liabilities).

        Section 8.3    Notice of Claims.    If any of the Persons to be indemnified under this Article VIII (the "Indemnified Party") has suffered or incurred any Loss, the Indemnified Party shall so notify the Party from whom indemnification is sought (the "Indemnifying Party") promptly in writing, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding (in equity or at law) is instituted by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article VIII, the Indemnified Party shall promptly notify (the "Third Party Claim Notice") the Indemnifying Party of such claim, action, suit or proceeding and offer to tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by the Indemnified Party to give notice and to offer to tender the defense of any claim, action, suit or proceeding in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is actually prejudiced thereby or (ii) as provided in Section 8.5.

        Section 8.4    Third Party Claims.    (a) The Indemnifying Party under this Article VIII shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect thereto, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any third party claim, action, suit or proceeding (a "Third Party Claim"), and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to or enter into any compromise or settlement that commits the Indemnified Party, to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

            (b)       The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

        Section 8.5    Expiration.    If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate or other document delivered pursuant hereto shall survive the

Closing. Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate or other document delivered pursuant hereto, and all indemnification obligations under Section 8.1(ii), Section 8.1(iii), Section 8.2(ii) and Section 8.2(iii) with respect to any such representations or warranties (other than the Fundamental Reps, the indemnification rights with respect to which shall not be subject to the limitations set forth in this sentence, and the representations and warranties in Section 5.17 (Tax Matters) which shall survive until *** following the expiration of the applicable statute of limitations) or any such covenants or agreements, shall (i) in the case of any such representations or warranties, or any covenants and agreements as to which the last date on which such covenant or agreement is to be performed is on or prior to the Closing Date, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after the date that is *** after the Closing Date (provided, that to the extent that any such claims of breaches relate to Purchased Assets that were not transferred to the Purchasers as of the Closing Date, the date of such termination and expiration shall be *** after the date on which the applicable Purchased Assets were transferred to Purchasers), unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 8.3 and (ii) in the case of any such covenants or agreements as to which the last date on which such covenant or agreement is to be performed after the Closing Date, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof shall be commenced after, the date occurring *** following the last date on which such covenant or agreement is to be performed, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 8.3.

        Section 8.6    Certain Limitations.    Notwithstanding the other provisions of this Article VIII, Seller shall not have any indemnification obligations for Losses under Section 8.1(iii), (i) for any individual item or series of related items where the Loss relating thereto is less than *** and (ii) in respect of each individual item or series of related items where the Loss relating thereto is equal to or greater than ***, unless the aggregate amount of all such Losses exceeds an amount equal to *** of the Purchase Price (the "Deductible"), in which event Seller shall be required to pay only the amount of such Losses that exceed the Deductible, but only up to a maximum amount equal to *** of the Purchase Price. For purposes of determining the amount of any such Loss (but not for determining the existence of any breach, misrepresentation or inaccuracy with respect to any representation or warranty of Seller or any Divesting Entity), any qualification as to materiality or Material Adverse Effect set forth in any such representation or warranty shall be disregarded.

        Section 8.7    Losses Net of Insurance, Etc.    The amount of any Loss for which indemnification is provided under Section 8.1 or Section 8.2 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (ii) any insurance proceeds actually received as an offset against such Loss. If the amount to be netted hereunder from any payment required under Section 8.1 or Section 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment. The Indemnifying Party may require, as a condition to the provision of indemnification hereunder, that the Indemnified Party execute an undertaking consistent with its obligations set forth in this Section 8.7. All payments made pursuant to this Article VIII shall be treated for Tax purposes as an adjustment to the purchase price, unless otherwise required by applicable Law.

        Section 8.8    Sole Remedy/Waiver.    Subject to Section 10.12, each Party acknowledges and agrees that the remedies provided for in this Agreement shall be its sole and exclusive remedy with respect to the subject matter of this Agreement and the Ancillary Agreements. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Purchasers or any of their Affiliates, as the case may be, arising under or based upon any applicable Law, except that nothing herein shall limit the liability of either Party for fraud or willful breach.

        Section 8.9    Indemnity Payments.    In the event that either Party agrees to or is determined to have an obligation to reimburse the other Party for Losses as provided in this Article VIII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.

        Section 8.10    No Consequential Damages.    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.

ARTICLE IX

TERMINATION

            Section 9.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

                      (i)  by written agreement of Purchasers and Seller;

                     (ii)  by either the Purchasers, on the one hand, or Seller, on the other hand, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to December 23, 2011 (the "Outside Date") (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

                    (iii)  by either Party provided such Party is not then in breach of any of its respective obligations hereunder, if: (A) there has been a material misrepresentation or material breach by the other Party of a representation or warranty contained herein and such material misrepresentation or material breach is incapable of being cured or not cured within thirty (30) days after written notice thereof from such Party detailing the nature of such misrepresentation or breach; or (B) the other Party has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty (30) days after written notice thereof from such Party detailing the nature of such breach or such breach is incapable of being cured;

                    (iv)  by either the Purchasers, on the one hand, or Seller, on the other hand, by giving written notice of such termination to the other Party, if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and non-appealable; provided, that no Party may rely upon this Section 9.1(iv) to terminate this Agreement if such Party shall have failed to use its commercially reasonable efforts to prevent the entry of such Governmental Order or the taking of such other action; or

                     (v)  by Seller, by giving notice of such termination to Purchasers, if the condition in the first sentence of Section 4.1(ii) has become incapable of being fulfilled.

        Section 9.2    Effect of Termination.    (a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and neither Party shall have any liability to the other Party or to such other Party's Affiliates, or their respective Representatives, except for the obligations of the Parties contained in this Section 9.2 and in Sections 7.1(b) ("Information and Documents"), 10.1 ("Notices"), 10.4 ("Entire Agreement"), 10.6 ("Parties in Interest"), 10.7 ("Public Disclosure"), 10.8(b) ("Confidentiality; Return of Information"), 10.9 ("Expenses"), 10.10 ("Governing Law; Jurisdiction; No Jury Trial"), 10.11 ("Arbitration; Mediation") and Article VIII ("Indemnification"), and except that nothing herein will relieve either Party from Liability for any breach of any covenant set forth in this Agreement prior to such termination or for fraud or intentional misconduct.

            (b)       In the event this Agreement shall be terminated and at such time a Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party may have hereunder.

ARTICLE X

MISCELLANEOUS

            Section 10.1    Notices.    All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by facsimile (provided, that notice by facsimile is promptly confirmed by telephone confirmation thereof and receipt is confirmed by the sending facsimile machine or a confirmation copy is sent by express courier within one Business Day), to the Person at the address or facsimile number set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

    to Seller and any Divesting Entity:

      c/o Johnson & Johnson Consumer Companies, Inc.
      199 Grandview Road
      Skillman, New Jersey 08558
      Phone: 908-874-2038
      Fax: 908-874-1920
      Attn: Peter Hawley
      Executive Director, Business Development

    with a copy to:

      Johnson & Johnson
      One Johnson & Johnson Plaza
      New Brunswick, NJ 08933
      Telephone: (732) 524-6163
      Facsimile: (732) 524-1277
      Attn: Office of General Counsel

    to Purchasers:

      Valeant Pharmaceuticals North America LLC
      14 Main Street
      Madison, New Jersey 07940
      Facsimile: (949) 242-2840

      and

      Valeant International (Barbados) SRL
      Welches Christ Church
      Barbados, BB17154
      Facsimile: (246) 420-1532
      Attention: President

    with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036
      Telephone: (212) 735-3000
      Facsimile: (212) 735-2000
      Attn: Stephen F. Arcano, Esq. and Marie L. Gibson, Esq.

All notices and other communications under this Agreement shall be deemed to have been received (i) when delivered by hand, if personally delivered, (ii) three (3) Business Days after being delivered by registered or certified mail, return receipt requested, (iii) one (1) Business Day after being delivered to a national overnight courier service or (iv) on the date of receipt, if sent by facsimile, with a telephonic acknowledgment of sending and confirmation of receipt by the sending facsimile machine or with a confirmation copy sent by express courier within one (1) Business Day.

        Section 10.2    Amendment; Waiver.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Purchasers and Seller and (ii) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 10.3    Assignment.    Neither Party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, or operation of Law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other Party, except that (i) Seller may, without such consent, assign its rights or obligations to an Affiliate, and (ii) Purchasers may, without such consent, assign its rights to acquire the Purchased Assets hereunder, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment by either Party shall relieve such Party of any of its obligations hereunder.

        Section 10.4    Entire Agreement.    This Agreement, together with the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement, which shall remain in full force and effect for the term provided for therein; provided, however, that effective upon the Closing, the obligations of Purchasers and their Affiliates under the Confidentiality Agreement shall terminate (subject to paragraph 16 of the Confidentiality Agreement) with respect to the Purchased Assets, and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

        Section 10.5    Fulfillment of Obligations.    Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

        Section 10.6    Parties in Interest.    This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchasers, Seller and the Divesting Entities, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

        Section 10.7    Public Disclosure.    Notwithstanding anything herein to the contrary, each Party hereby agrees with the other Party, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any, (in which case such Party shall notify without delay the other Party and provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be, unless notifying is impracticable due to circumstances beyond such Party's control) that no press release or similar public announcement or communication shall, at any time, be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing to such release, announcement or communication.

        Section 10.8    Confidentiality; Return of Information.    (a) Seller shall keep confidential, and shall use reasonable efforts to cause its Representatives to keep confidential, (i) all information that is known by it to be confidential information regarding Purchasers, any of their Affiliates or any of their respective businesses, products, processes or financings, in each case provided to it in connection with this Agreement and the transactions contemplated hereby, and (ii) after the Closing, all confidential information relating to the Purchased Assets, or the Assumed Liabilities, except (A) as required by Law, (B) as necessary to arbitrate, defend or prosecute any indemnification claim or any litigation or dispute, including in connection with any claim of any Divesting Entity hereunder against Purchasers, or (C) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 10.8(a), or is furnished to Seller after the Closing by a third party that, to the Knowledge of Seller, is under no obligation of confidentiality to Purchasers with respect to such Information.

            (b)       If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, (i) Purchasers shall promptly return to Seller all books and records furnished by Seller or any of its Affiliates or their respective Representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement and (ii) Seller shall promptly return to Purchasers all books and records furnished by Purchasers or any of their Affiliates, agents, employees or representatives (including all copies, summaries and abstracts, if any, thereof).

        Section 10.9    Expenses.    Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

        Section 10.10    Governing Law; Jurisdiction; No Jury Trial.    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law principles thereof to the extent such principles would permit or require the application of the laws of another jurisdiction.

            (b)       The Parties consent to the exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 2.7(c) or 10.11 herein. Each of the Parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER.

        Section 10.11    Arbitration; Mediation.    (a) Subject to Section 2.7(c) herein, any dispute, controversy or claim arising out of or relating to this Agreement or any related agreements (including any Ancillary Agreements), including any such controversy or claim involving an Affiliate of any Party (a "Dispute"), shall first be submitted to the President of the Products Purchaser and a senior business person of each of Purchaser and Seller, each with authority to resolve the Dispute for resolution. If such Persons cannot resolve the Dispute within thirty (30) days of the request to do so, either Party may submit such Dispute to mediation according to the Commercial Mediation Procedures of the American Arbitration Association ("AAA") (see www.adr.org). Such mediation shall be attended on behalf of each Party for at least one (1) session by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.

            (b)       Any Dispute that cannot be resolved for any reason by mediation within forty-five (45) days of notice by one Party to the other of the existence of a Dispute (unless the Parties agree in writing to extend that period) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA ("AAA Rules"; see www.adr.org) and the Federal Arbitration Act, 9 U.S.C. §1 et seq. The arbitration shall be conducted in New York City, New York. If the amount in controversy is less than $3,000,000 (three million dollars) there shall be one arbitrator appointed in accordance with the AAA Rules. If the amount in controversy is equal to or more than $3,000,000 (three million dollars) there shall be three (3) Arbitrators, one appointed by Buyer and one appointed by Seller in accordance with the AAA Rules, and the third appointed by the arbitrators so appointed within twenty (20) days of the appointment of the second arbitrator or in default thereof by the AAA. The arbitrator or arbitrators designated pursuant to this Section 10.11(b) shall be deemed to be the "Arbitrator" hereunder.

            (c)       The Arbitrator shall follow the ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The Arbitrator, by accepting appointment, undertakes to exert her or his best efforts to conduct the process so as to issue an award within eight (8) months of her or his appointment, but failure to meet that timetable shall not affect the validity of the award.

            (d)       The Arbitrator shall decide the Dispute in accordance with the substantive law of New York. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY NON-COMPENSATORY, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, UNLESS SUCH PARTY WAS REQUIRED TO PAY SUCH TYPE OF DAMAGES TO A THIRD PARTY. The award of the Arbitrator may be entered in any court of competent jurisdiction.

            (e)       The costs of the arbitration including the fees and expenses of the Arbitrator and reasonable attorneys fees and expenses shall be borne by the non-prevailing Party and awarded by the Arbitrator in the award.

        Section 10.12    Specific Performance.    The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties may be entitled to a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.10(b), or to a permanent injunction from the arbitrators in addition to any other remedy to which they are entitled at law or in equity.

        Section 10.13    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

        Section 10.14    Headings.    The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

        Section 10.15    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 10.16    Guarantee.    ***

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        IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

JANSSEN PHARMACEUTICALS, INC.
By:	/s/ JENNIFER L. TAUBERT Name: Jennifer L. Taubert Title: President
VALEANT INTERNATIONAL (BARBADOS) SRL
By:	/s/ GRAHAM JACKSON Name: Graham Jackson Title: VP, Commercial & Technical Operations
VALEANT PHARMACEUTICALS NORTH AMERICA LLC
By:	/s/ RAJIV DE SILVA Name: Rajiv de Silva Title: President and COO
Solely with respect to Section 10.16:
VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
By:	/s/ RAJIV DE SILVA Name: Rajiv de Silva Title: President and COO

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  Exhibit 2.2
ASSET PURCHASE AGREEMENT